Exhibit 2.1
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE SUCH INFORMATION IS BOTH (A) NOT MATERIAL AND (B) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.
AGREEMENT AND PLAN OF MERGER
by and among
HAWKEYE 360, INC.
FORRESTAL MERGER SUB, INC.
INNOVATIVE SIGNAL ANALYSIS, INC.
and
THE SHAREHOLDER REPRESENTATIVE
Dated as of December 18, 2025

Page

ARTICLE I THE MERGER		6

1.1	The Merger	6

1.2	The Closing	6

1.3	Effective Date and Time	6

1.4	Certificate of Formation and Bylaws of the Surviving Corporation	6

1.5	Directors and Officers	6

1.6	Effect of the Merger on the Securities of Constituent Corporations.	6

1.7	Escrow.	9

1.8	Adjustments to Merger Consideration.	10

1.9	Tax Withholding	13

1.10	Shareholder Representative	13

1.11	Earnout Payments	14

1.12	Deferred Payment	16

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17

2.1	Organization.	17

2.2	Authority	17

2.3	Capitalization.	18

2.4	No Approvals; No Conflicts	18

2.5	Financial Statements.	19

2.6	Absence of Certain Changes or Events	19

2.7	Receivables, Payables and Deferred Revenue	22

2.8	Property.	23

2.9	Labor and Employment Matters.	24

2.10	Employee Benefit Plans.	25

2.11	Intellectual Property.	28

2.12	Contracts.	36

2.13	Claims and Orders.	37

2.14	Licenses; Compliance with Laws.	38

2.15	Taxes.	37

2.16	Insider Interests	42

2.17	Insurance.	42

2.18	Brokers or Finders	42

2.19	Bank Accounts	41

i

(CONTINUED)
Page

2.20	Customers and Suppliers.	41

2.21	Government Contracts	42

2.22	Outbound Investment Security Program	45

2.23	Full Disclosure	45

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		45

3.1	Organization and Good Standing	45

3.2	Authority and Enforceability	46

3.3	No Approvals; No Conflicts	46

3.4	Non-Reliance	46

ARTICLE IV COVENANTS		46

4.1	Covenants of the Company Before Closing	46

4.2	Access to Information	46

4.3	Confidentiality	47

4.4	Regulatory Approval.	47

4.5	Tax Matters.	48

4.6	Shareholder Notice	50

4.7	[Reserved]	50

4.8	D&O and E&O Insurance	50

4.9	Retention Plan	50

4.10	Lease Guaranties	51

ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB TO THE CLOSING		51

5.1	Material Adverse Effect	51

5.2	Governmental Approvals and Consents	51

5.3	Compliance with Laws	51

5.4	Regulatory Approvals	51

5.5	Company Deliverables	51

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY TO THE CLOSING		53

6.1	Escrow Agreement	53

6.2	Contribution Agreements	53

6.3	Certificate of Merger	53

6.4	Secretary’s Certificate	53

6.5	Good Standing Certificate	53

(CONTINUED)
Page

6.6	Restrictive Covenant Agreements	53

6.7	Paying Agent Agreement	53

6.8	Transaction Insurance Policy. Purchaser has obtained the Transaction Insurance Policy.	53

ARTICLE VII SURVIVAL AND INDEMNIFICATION		53

7.1	Survival	53

7.2	Indemnification by the Indemnifying Parties	54

7.3	Third Party Claims	54

7.4	Procedure for Indemnification.	55

7.5	Limitations	55

7.6	Certain Additional Indemnification Matters	56

7.7	Character of Indemnity Payments	57

ARTICLE VIII TERMINATION		57

8.1	Termination	57

8.2	Effect of Termination	57

ARTICLE IX GENERAL		57

9.1	Expenses	57

9.2	Notices	57

9.3	Severability	59

9.4	Entire Agreement	59

9.5	Assignment	59

9.6	Parties in Interest	59

9.7	Governing Law; Jurisdiction; Waiver of Jury Trial	59

9.8	Incorporation of Recitals	59

9.9	Construction	59

9.10	Counterparts	61

9.11	Specific Performance	61

9.12	Amendment	61

9.13	Waiver	61

(CONTINUED)

Annexes:

Annex A	Definitions
Annex B	Example Net Working Capital Calculation

Exhibits:

Exhibit A	Written Consent
Exhibit B	Escrow Agreement
Exhibit C	Required Consents
Exhibit D	Required Contracts
Exhibit E	Form of Release Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Policy Excluded Matters
Exhibit I	Form of Contribution Agreement

Schedules:

Schedule I	Identified Shareholders
Schedule II	Exchanging Shareholders; Contributed Shares; Exchanged Shares
Schedule III	Restrictive Covenant Agreement Parties

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 18, 2025, by and among HawkEye 360, Inc., a Delaware corporation (“Parent”), Forrestal Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”), Innovative Signal Analysis, Inc., a Texas corporation (the “Company”), and David Stevens, as the Shareholder Representative (the “Shareholder Representative” and together with Parent, Merger Sub, and the Company, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings indicated on Annex A.
WHEREAS, the board of directors of the Company (the “Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the Shareholders approve the adoption of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the boards of directors of each of Parent and Merger Sub have approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the consummation of the Merger;
WHEREAS, simultaneously with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, each of the Shareholders set forth on Schedule I shall have executed and delivered a Joinder Agreement to Parent;
WHEREAS, simultaneously with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, Parent and each of the Shareholders listed on Schedule II (all such Persons, the “Exchanging Shareholders”) have executed a Contribution and Exchange Agreement in the form attached hereto as Exhibit I (the “Contribution Agreement”), pursuant to which the Exchanging Shareholders will contribute to Parent a portion of such Exchanging Shareholder’s shares of Common Stock as set forth on Schedule II (the “Contributed Shares”) in exchange for (i) an aggregate of 1,325,316 shares of Parent’s Series E Preferred Stock (the “Exchanged Shares”), and (ii) a right to receive from Parent a payment in cash in an amount equal to such Exchanging Shareholder’s Pro Rata Share of the Earnout Payment, the Total Deferred Payments, and any release of the Escrow Funds, in each case, that would have been payable in respect of the Contributed Shares if the Contributed Shares were acquired in the Merger instead of pursuant to the transactions contemplated by the Contribution Agreement (the payments described in this clause (ii), the “Residual Rights”), if any, which Contributed Shares shall have an aggregate value of $25,000,000 (the “Exchanged Amount”), all on terms and subject to the conditions set forth in the Contribution Agreement (such transactions, the “Contributions”); and
WHEREAS, simultaneously with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, each person identified on Schedule III (the “Restrictive Covenant Agreement Parties”) shall have executed and delivered a Restrictive Covenant Agreement (each, a “Restrictive Covenant Agreement”).
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth herein, and intending to be legally bound, the Company, Parent, Merger Sub and the Shareholder Representative hereby agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, (a) at the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the “Merger”; the Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the Texas Corporation Law and other applicable Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.
1.2    The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by remote electronic exchange of documents after the execution and delivery of this Agreement on the Business Day immediately following the satisfaction or waiver of the conditions precedent applicable to each party set forth in Article V, or at such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
1.3    Effective Date and Time. On the Closing Date and subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Texas Secretary of State a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the Texas Corporation Law, and shall make all other filings or recordings required under the Texas Corporation Law with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Texas Secretary of State (the “Effective Time”).
1.4    Certificate of Formation and Bylaws of the Surviving Corporation. Unless otherwise specified by Parent prior to the Effective Time, at the Effective Time, the certificate of formation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Corporation; provided, however, that the second sentence in Article I of the certificate of formation (formerly known as the Articles of Incorporation) shall be amended to read as follows: “The name of this corporation is Innovative Signal Analysis, Inc.”. Thereafter, the certificate of formation and bylaws of the Surviving Corporation may be amended in accordance with their respective terms and as provided by Law.
1.5    Directors and Officers. At the Effective Time, the directors and officers of the Company shall resign and the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of formation and bylaws of the Surviving Corporation.
1.6    Effect of the Merger on the Securities of Constituent Corporations.
(a)    Treatment of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof:
(i)    All shares of Common Stock held by the Company as treasury shares shall be cancelled.

(ii)    All shares Common Stock then held by Parent, Merger Sub or any other direct or indirect subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)    Subject to adjustments as set forth in Sections 1.6(b), 1.6(e), and 1.8, each issued and outstanding share of Common Stock, other than such shares that are cancelled pursuant to Section 1.6(a)(i) or Section 1.6(a)(ii) or Dissenting Shares as provided in Section 1.6(d), as of immediately prior to the Effective Time shall be converted into the right to receive from Parent, subject to all the terms and conditions set forth in this Agreement and delivery by such Shareholder of a duly executed Release Agreement in the form attached hereto as Exhibit E (by which the applicable shareholder provides, among other things, a release of claims and an acknowledgment of the appointment of the Shareholder Representative), any other applicable Exchange Documentation, (i) at the Closing, the Per Share Closing Merger Consideration, plus (ii) any cash disbursements required to be made, if any, under Section 1.6(b) and Section 1.8 from the Adjustment Escrow Fund with respect to such share of Common Stock to the former holder thereof (based on such holder’s Pro Rata Share of such disbursement), plus (iii) any cash disbursements required to be made, if any, under Section 1.6(b) and Article VII from the Indemnity Escrow Fund with respect to such share of Common Stock to the former holder thereof (based on such holder’s Pro Rata Share of such disbursement), plus (iv) the remaining Holdback Amount, if any, required to be made under Section 1.6(b), subject to Parent’s setoff rights against the Holdback Amount contained in Exhibit H, with respect to such share of Common Stock to the former holder thereof (based on such holder’s Pro Rata Share of such remaining amount), plus (v) any cash disbursements required to be made, if any, under Section 1.6(b) and Section 1.10 from the Expense Fund with respect to such share of Common Stock to the former holder thereof (based on such holder’s Pro Rata Share of such disbursement), plus (vi) any cash disbursements required to be made by the Paying Agent Agreement with respect to such share of Common Stock to the former holder thereof, if any, under Section 1.11, due to the Earnout Payment being earned (based on such holder’s Pro Rata Share of such disbursement), plus (vii) the Total Deferred Payments required to be made under Section 1.12 subject to Parent’s setoff rights contained in Exhibit H against the Deferred Payment Holdback Amount.
(iv)    Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.
(b)    Escrow Amounts, Expense Fund Deduction, and Holdback Amount. At the Closing, (i) the Escrow Amounts shall be deducted from the Per Share Closing Merger Consideration otherwise payable to the Indemnifying Parties at the Closing, and Parent shall deposit the Adjustment Escrow Amount with the Escrow Agent to provide Parent with a source of funds for satisfaction of any amounts owing to Parent resulting from any adjustment to the amount of the Merger Consideration pursuant to Section 1.8 and to the Indemnified Parties for any Damages for which they are entitled to be indemnified pursuant to Article VII, (ii) the amount of the Expense Fund shall be deducted from the Per Share Closing Merger Consideration otherwise payable to the Indemnifying Parties at the Closing and Parent shall deposit the Expense Fund with the Shareholder Representative pursuant to and in connection with Section 1.10, and (iii) the Holdback Amount (including, for the avoidance of doubt, the Deferred Payment Holdback Amount in accordance with Exhibit H, if applicable) shall be withheld by Parent for the purpose of satisfying the matters set forth on Exhibit H, and [***], will be paid by the Parent, in accordance with Exhibit H, to the Paying Agent for further distribution to the Shareholders, in accordance with each such Shareholder’s Pro Rata Share of such remaining amount.
(c)    Consideration Spreadsheet. Schedule 1.6(c) to the Company Disclosure Schedule (the “Closing Consideration Spreadsheet”) sets forth (i) the number of shares of Common

Stock held by each Shareholder and whether such Shareholder is a current or former employee or service provider of the Company, (ii) each Indemnifying Party’s Pro Rata Share of the Escrow Funds, Expense Fund, Earnout Payment, Deferred Payment, and Holdback Amount (including the Deferred Payment Holdback Amount, assuming the maximum amount is held back), and (iii) the Per Share Closing Merger Consideration, and the aggregate amount of the Closing Merger Consideration to which each such Shareholder is entitled to at Closing.
(d)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Shareholder thereof has properly demanded appraisal rights in accordance with Section 21.460 of the Texas Corporation Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Section 21.460 of the Texas Corporation Law (collectively, the “Dissenting Shares”), will not be converted into or represent the right to receive the payments set forth in Section 1.6(a), but such Shareholder will only be entitled to such rights as are provided by the Texas Corporation Law. Notwithstanding the provisions of this Section 1.6(d), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the Texas Corporation Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive the consideration for Common Stock, as applicable, set forth in Section 1.6(a), without interest thereon, and subject to the escrow provisions set forth in Section 1.6(b) and Section 1.7 and the expense fund provisions in Section 1.10(c), upon compliance with the terms and conditions of Section 1.6(a), including the delivery by such Shareholder of the applicable Exchange Documentation. The Company shall: (i) give Parent prompt notice of: (A) any written demanded appraisal rights received by the Company prior to the Effective Time pursuant to the Section 21.460 of the Texas Corporation Law; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Section 21.460 of the Texas Corporation Law; and (ii) allow Parent to direct all negotiations and proceedings with respect to any such demand, notice or instrument (to the extent reasonably practicable), and the Company shall not settle or compromise in any manner any demands for appraisal without the prior written consent of Parent.
(e)    Exchange of Exchange Documentation and Payments.
(i)    Simultaneously herewith, Parent and Shareholder Representative shall have entered into an agreement (the “Paying Agent Agreement”) with Western Alliance Bank (the “Paying Agent”), pursuant to which the Paying Agent will be designated to act as exchange and paying agent in the Merger.
(ii)    On the Closing Date, Parent shall cause an amount equal to the Closing Merger Consideration to be deposited with the Paying Agent for payment to the Shareholders in accordance with the Closing Consideration Spreadsheet.
(iii)    Upon receipt by the Paying Agent of the applicable Exchange Documentation, the applicable Shareholder shall be entitled to receive in exchange therefor the portion of the Closing Merger Consideration that such Shareholder has the right to receive pursuant to the provisions of Section 1.6, if any, and any certificate surrendered in connection with the delivery of the applicable Exchange Documentation (including a Release Agreement and Letter of Transmittal), shall forthwith be canceled; provided, however, that a portion of the Closing Merger Consideration shall be retained by Parent in accordance with the provisions of Section 1.6(b). If any certificates representing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, in form reasonably satisfactory to Parent, Parent shall pay in exchange for such lost, stolen or destroyed certificate the portion of the Closing Merger Consideration that such Shareholder is entitled to receive pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to provide Parent with an indemnity agreement, in form and substance reasonably satisfactory to Parent, against any Claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed and a surety bond, reasonably satisfactory to Parent, to secure such indemnity obligation. No interest shall accrue on the Closing Merger Consideration. If the Closing Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate or certificates representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the payment of the Closing Merger Consideration (or any portion thereof) to a Person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary herein, neither Parent nor any other party hereto shall be liable to a holder of shares of Common Stock for any Closing Merger Consideration delivered to a public official pursuant to applicable Law, including abandoned property, escheat and similar Laws.
(iv)    The portion of the Closing Merger Consideration payable to any Shareholder set forth on the Closing Consideration Spreadsheet shall be paid by the Paying Agent to such holder by wire transfer (or, at Parent’s election, by check) within five (5) Business Days after the later of (i) the Effective Time and (ii) the date on which the Paying Agent receives such holder’s properly completed Exchange Documentation.
(v)    Any cash made available to the Paying Agent and not exchanged for certificates representing shares of Common Stock and any other applicable Exchange Documentation within twelve (12) months after the Effective Time shall be redelivered or repaid by the Paying Agent to Parent. After such time, any Shareholder who has not theretofore delivered or surrendered such certificates or other applicable Exchange Documentation to the Paying Agent, subject to applicable Law, shall look as a general creditor only to Parent for payment of such holder’s portion of the Closing Merger Consideration.
(f)    No Further Transfers. After the Effective Time, there shall be no transfers of any shares of Common Stock on the stock transfer books of the Company or the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Common Stock are presented to the Surviving Corporation, they shall be forwarded to the Paying Agent and shall be canceled and exchanged in accordance with Section 1.6(e), subject, in the case of Dissenting Shares, to Section 1.6(d).
1.7    Escrow.
(a)    Simultaneously herewith, Parent and the Shareholder Representative shall have entered into an Escrow Agreement with the Escrow Agent (the “Escrow Agreement”), pursuant to which Parent shall deposit with the Escrow Agent, (i) the Adjustment Escrow Amount, which deposit shall constitute an escrow fund in order to provide Parent with a source of funds for satisfaction of any amounts owing to Parent resulting from any adjustment to the amount of the Merger Consideration pursuant to Section 1.8 (the “Adjustment Escrow Fund”), and (ii) the Indemnity Escrow Amount, which deposit shall constitute an escrow fund in order to provide any Indemnified Party with a source of funds for satisfaction of any amounts owing from the Indemnifying Parties to any Indemnified Party resulting from

Damages required to be indemnified by the Indemnifying Parties under Article VII (the “Indemnity Escrow Fund” and together with the Adjustment Escrow Fund, the “Escrow Funds”).
(b)    The Parties hereto agree that Parent is the owner of the Escrow Funds and that all interest on or other taxable income, if any, earned from the Escrow Funds pursuant to this Agreement and the Escrow Agreement shall be treated for Tax purposes as earned by Parent, regardless of whether such interest or other taxable income is distributed to Parent. The Escrow Agent shall pay to Parent out of the Escrow Funds, on or before the 10th day after the end of each calendar quarter and immediately before the final distribution from the Escrow Funds, a distribution equal to 28% of the amount of such taxable income treated for Tax purposes as earned by Parent.
(c)    Distributions from the Escrow Fund (i) to the Paying Agent for further distribution to the Shareholders, or (ii) to Parent, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.
1.8    Adjustments to Merger Consideration.
(a)    At least one Business Day before the Closing Date, the Company shall deliver to Parent, a written certificate certified by the Chief Executive Officer or Chief Financial Officer of the Company (the “Estimated Closing Certificate”) setting forth:
(i)    as of the Closing Calculation Time and reasonably satisfactory to Parent, the Company’s good faith estimate of (A) Cash on Hand (the “Estimated Cash on Hand”), (B) unpaid Transaction Costs (including all Transaction Costs of the Company expected to be incurred on or after the anticipated Closing Date) (the “Estimated Transaction Costs”), and (C) outstanding Debt of the Company (the “Estimated Debt”);
(ii)    a consolidated balance sheet of the Company prepared in accordance with the Accounting Principles as of the Closing Calculation Time; and
(iii)    the Company’s good faith calculation of Net Working Capital prepared in accordance with the Accounting Principles as of the Closing Calculation Time and each component thereof reasonably satisfactory to Parent (the “Estimated Net Working Capital”) and the amount of any Estimated Net Working Capital Surplus or Estimated Net Working Capital Deficiency, as the case may be.
(b)    The Company shall have provided Parent and its Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Estimated Closing Certificate and shall cause the personnel of the Company to cooperate with Parent in connection with its review of Estimated Cash on Hand, Estimated Transaction Costs, Estimated Debt and Estimated Net Working Capital. The Company shall have cooperated with Parent and its Representatives and considered Parent’s proposed changes to the Estimated Closing Certificate in good faith.
(c)    Parent shall within ninety (90) days after the Closing Date, deliver to the Shareholder Representative a written statement (the “Reconciliation Statement”) showing Parent’s good faith calculation as of the Closing Calculation Time of: (i) the amount of (A) the Cash on Hand (the “Reconciled Cash on Hand”), (B) the unpaid Transaction Costs of the Company (including all Transaction Costs of the Company incurred and expected to be incurred after the anticipated Closing Date) (the “Reconciled Transaction Costs”) and (C) the amount of any outstanding Debt (the

“Reconciled Debt”); and (ii) Net Working Capital and each component thereof (the “Reconciled Net Working Capital”) and the amount of any Reconciled Net Working Capital Surplus or Reconciled Net Working Capital Deficiency, as the case may be. If requested, the Shareholder Representative shall be given timely access to all supporting work papers and, upon the Shareholder Representative’s reasonable request, any other materials used in preparation of the Reconciliation Statement, subject to the Shareholder Representative being bound by a confidentiality agreement acceptable to Parent.
(d)    If the Shareholder Representative disputes the amounts presented in the Reconciliation Statement, then the Shareholder Representative may deliver to Parent written notice of such dispute within thirty (30) days of receipt of the Reconciliation Statement listing with reasonable specificity the Shareholder Representative’s points of disagreement with Parent’s calculation of any of the Reconciled Cash on Hand, Reconciled Transaction Costs, Reconciled Debt, or Reconciled Net Working Capital (including and the amount of any Reconciled Net Working Capital Surplus or Reconciled Net Working Capital Deficiency, as the case may be), as applicable (the “Adjustment Dispute Notice”). The Shareholder Representative’s failure to deliver an Adjustment Dispute Notice within thirty (30) days after receipt of the Reconciliation Statement shall be deemed an acceptance of the Reconciliation Statement and Parent’s calculation of the components therein. Upon Parent’s receipt of an Adjustment Dispute Notice, the Shareholder Representative and Parent shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. Any resolution, acceptance or compromise reached by the Shareholder Representative and Parent will be documented by the Shareholder Representative and Parent in a signed statement that shall be final, conclusive and binding on Parent and the Shareholder Representative.
(e)    If Parent and the Shareholder Representative fail to resolve such dispute within thirty (30) days after the Shareholder Representative advises Parent of its objections, then Parent and the Shareholder Representative jointly shall engage the Accounting Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Accounting Firm’s engagement), the Shareholder Representative shall submit any unresolved elements of its objection to the Accounting Firm in writing (with a copy to Parent), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within thirty (30) after the Shareholder Representative’s submission of such unresolved elements), Parent shall submit its response to the Accounting Firm (with a copy to the Shareholder Representative) supported by any documents and arguments upon which it relies. Parent and the Shareholder Representative shall request that the Accounting Firm render its determination within thirty (30) days after the Accounting Firm receives Parent’s response. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the unresolved items to which the Shareholder Representative objected. The basis of the Accounting Firm’s determination must be based solely on the definitions and other applicable provisions of this Agreement. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. All fees and costs of the Accounting Firm shall be borne by the Shareholder Representative, on the one hand, and Parent, on the other hand, based upon the percentage that the portion of the contested amount not awarded to such party bears to the actual amount contested by such party. All determinations made by the Accounting Firm will be final, conclusive and binding on Parent and the Shareholder Representative.
(f)    If the Reconciled Cash on Hand (as finally determined pursuant to Section 1.8(d) or 1.8(e)) is less than the Estimated Cash on Hand, then the Merger Consideration will be adjusted downward by the amount of such shortfall as provided in Section 1.8(k). If the Reconciled Cash on Hand (as finally determined pursuant to Section 1.8(d) or 1.8(e)) is greater than the Estimated Cash on Hand, then the Merger Consideration will be adjusted upward by the amount of such excess as provided in Section 1.8(k).
(g)    If the Reconciled Debt (as finally determined pursuant to Section 1.8(d) or 1.8(e)) is less than the Estimated Debt, then the Merger Consideration will be adjusted upward by the amount of such shortfall as provided in Section 1.8(k). If the Reconciled Debt (as finally determined pursuant to Section 1.8(d) or 1.8(e)) is greater than the Estimated Debt, then the Merger Consideration will be adjusted downward by the amount of such excess as provided in Section 1.8(k).
(h)    If the Reconciled Transaction Costs (as finally determined pursuant to Section 1.8(d) or 1.8(e)) are less than the Estimated Transaction Costs, then the Merger Consideration will be adjusted upward by the amount of such shortfall as provided in Section 1.8(k). If the Reconciled Transaction Costs (as finally determined pursuant to Section 1.8(d) or 1.8(e)) are greater than the Estimated Transaction Costs, then the Merger Consideration will be adjusted downward by the amount of such excess as provided in Section 1.8(k).
(i)    If the Reconciled Net Working Capital (as finally determined pursuant to Section 1.8(d) or 1.8(e)) results in a Reconciled Net Working Capital Surplus then (x) if the Reconciled Net Working Capital Surplus is less than the Estimated Net Working Capital Surplus, then the Merger Consideration will be adjusted downward by the amount of such shortfall as provided in Section 1.8(k), (y) if the Reconciled Net Working Capital Surplus is greater than the Estimated Net Working Capital Surplus, then the Merger Consideration will be adjusted upward by the amount of such excess as provided in Section 1.8(k), or (z) the Merger Consideration will be adjusted upward by an amount equal to the Estimated Net Working Capital Deficiency plus the Reconciled Net Working Capital Surplus as provided in Section 1.8(k).
(j)    If the Reconciled Net Working Capital (as finally determined pursuant to Section 1.8(d) or 1.8(e)) results in a Reconciled Net Working Capital Deficiency, then (x) if the Reconciled Net Working Capital Deficiency is less than the Estimated Net Working Capital Deficiency, then the Merger Consideration will be adjusted upward by the amount of such excess as provided in Section 1.8(k), (y) if the Reconciled Net Working Capital Deficiency is greater than the Estimated Net Working Capital Deficiency, then the Merger Consideration will be adjusted downward by the amount of such shortfall as provided in Section 1.8(k), or (z) the Merger Consideration will be adjusted downward by an amount equal to the Estimated Net Working Capital Surplus plus the Reconciled Net Working Capital Deficiency as provided in Section 1.8(k).
(k)    If the net result of the upward and downward adjustments to the Merger Consideration made pursuant to Sections 1.8(f) through 1.8(i) is a decrease to the Merger Consideration, then the Escrow Agent shall, within five (5) Business Days from the date on which such decrease is finally determined pursuant to Sections 1.8(f) through 1.8(i), (i) release to Parent from the Adjustment Escrow Fund an amount of cash equal to such decrease, and (ii) release to the Paying Agent for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Shares from the Adjustment Escrow Fund the balance of the Adjustment Escrow Fund, if any. For the avoidance of doubt, Parent’s sole recovery for any decrease to the Merger Consideration as a result of the adjustments made pursuant to Sections 1.8(f) through 1.8(i) shall be the Adjustment Escrow Fund.
(l)    If the net result of the upward and downward adjustments to the Merger Consideration made pursuant to Sections 1.8(f) through (i) is an increase to the Merger Consideration, Parent shall, within five (5) Business Days from the date on which such increase is finally determined pursuant to Sections 1.8(f) through 1.8(j), (i) pay the Paying Agent the lesser of the amount of such increase and an amount equal to the Adjustment Escrow Amount (such amount, the “Shortfall Adjustment Amount”), and cause the Paying Agent to pay an amount of cash equal to such Indemnifying Party’s Pro Rata Share of the Shortfall Adjustment Amount to each of the Indemnifying Parties, and (ii) cause the Escrow Agent to release to the Paying Agent (for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Shares) the Adjustment Escrow Fund. For the avoidance of doubt, the Shareholders’ sole recovery for any increase to the Merger Consideration as a result of the adjustments made pursuant to Sections 1.8(f) through 1.8(i) shall be the release of the Adjustment Escrow Fund and receipt of the Shortfall Adjustment Amount, which Shortfall Adjustment Amount shall not exceed an amount equal to the Adjustment Escrow Amount.
(m)    Amounts paid pursuant to this Section 1.8 shall be treated as adjustments to the Merger Consideration for applicable Tax purposes, except as otherwise required by applicable Law.
1.9    Tax Withholding. Notwithstanding anything herein to the contrary, Parent, the Escrow Agent, the Paying Agent, the Company and their respective agents and Affiliates shall be entitled to deduct and withhold from the Merger Consideration and any other payments contemplated by this Agreement such amounts as Parent, the Escrow Agent, the Paying Agent, the Company and their respective agents and Affiliates, as applicable, determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, or any other Laws. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At the Closing, or at such time thereafter as reasonably requested by Parent, each Shareholder shall provide Parent any Internal Revenue Service (“IRS”) Form W-4, IRS Form W-9, appropriate IRS Form W-8, or any similar information, certificates or forms that Parent may request in order to allow Parent, the Escrow Agent, the Paying Agent, the Company or any of their respective agents and Affiliates to comply with their withholding and information reporting obligations.
1.10    Shareholder Representative.
(a)    Appointment and Authority. Each of the Shareholders, by virtue of the execution and delivery of a Release Agreement, the adoption of this Agreement and the approval of the Merger by the Shareholders, hereby irrevocably (except as set forth in Section 1.10(b)) authorizes and appoints David Stevens and any replacement representative appointed pursuant to Section 1.10(b), with full power of substitution, as such Shareholder’s representative and attorney-in-fact and agent to act for such Shareholder with respect to all matters arising in connection with this Agreement, including full power and authority, exercisable in the sole discretion of the Shareholder Representative, to: (i) take any action contemplated to be taken by the Shareholders under this Agreement or any other Operative Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any other Operative Document; and (iii) make, receive, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that the Shareholder Representative may deem necessary or advisable in connection with this Agreement or any other Operative Document. The Shareholders shall be bound by all actions and decisions taken, and consents and instructions given, by the Shareholder Representative in connection with this Agreement or any other Operative Document, and Parent and the other Indemnified Parties shall be entitled to rely on, and shall be relieved from any liability to any Person, for any acts done by them in accordance with any such action, decision, consent, or instruction of the Shareholder Representative.

(b)    Removal. The Shareholder Representative may be removed by written agreement among Parent and a majority in interest of the Shareholders (excluding the Shareholder Representative, if applicable) calculated with reference to each such Indemnifying Party’s Pro Rata Share. The Shareholder Representative may resign at any time upon giving forty-five (45) calendar days prior written notice of such resignation to Parent and each Indemnifying Party, but shall exercise all the powers enumerated in Section 1.10(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or disability of the Shareholder Representative, Parent and a majority in interest of the Shareholders (excluding the Shareholder Representative, if applicable) calculated with reference to each such Indemnifying Party’s Pro Rata Share shall promptly agree on a replacement Shareholder Representative, subject to Parent’s approval, which shall not be unreasonably conditioned, withheld or delayed. Any Survival Period set forth in Section 7.1 and any period in which any Indemnified Party is required to provide notice to the Shareholder Representative with respect to any action to be taken in connection with this Agreement shall be deemed to be extended by the number of calendar days that elapse between the effectiveness of the Shareholder Representative’s resignation, removal, death or disability and the effective appointment of a replacement Shareholder Representative pursuant to the preceding sentence.
(c)    Upon the Closing, Parent will wire to an account of Shareholder Representative as designated by the Shareholder Representative at least three (3) Business Days prior to the Closing (the “Expense Fund Account”) an amount of $500,000 in cash (the “Expense Fund”), which will be used (i) for the purposes of paying directly, or reimbursing the Shareholder Representative for, any reasonable, documented, and out-of-pocket losses, liabilities and expenses incurred by the Shareholder Representative in its capacity as such pursuant to this Agreement or any other Operative Document, or (ii) as otherwise determined by the Shareholders. The Shareholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. Subject to approval of the Shareholders, the Shareholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Shareholders. The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Shareholder Representative’s responsibilities hereunder, the Shareholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Shareholders of the portion of such balance payable to each applicable Indemnifying Party pursuant to Section 1.6. For applicable Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing. Any Tax required to be withheld with respect to the deemed payment to an Indemnifying Party of its portion of the Expense Fund will reduce the amount of cash to such Person at Closing in respect of Common Stock and will not reduce the Expense Fund or amounts paid out of the Expense Fund.
1.11    Earnout Payments.
(a)    Subject to, and conditioned upon, the Eligible Revenue being greater than the Minimum Revenue, Parent will pay to the Paying Agent for further distribution to Shareholders, in accordance with each such Shareholder’s Pro Rata Share, the Earnout Payment in accordance with the terms and conditions of this Section 1.11. For the avoidance of doubt, (i) if the Eligible Revenue is less than the Minimum Revenue, then no Earnout Payment shall be made, and (ii) in no event will the Earnout Payment exceed $10,000,000, in the aggregate.
(b)    As soon as reasonably practicable following the completion of the Surviving Corporation’s financial audit for the fiscal year ending December 31, 2026, but no later than 120 days after the fiscal year end, Parent shall provide the Shareholder Representative a written notice (the “Earnout Notice”), which shall include Parent’s determination, as well as the relevant calculations and supporting materials related to such calculation, to the extent reasonably available, of the amount of Eligible Revenue generated during the Earnout Period.
(c)    The Shareholder Representative shall have thirty (30) days after receipt of the Earnout Notice to make an objection in writing to any item in such Earnout Notice, specifying in reasonable detail the item objected to and the basis for such objection (the “Notice of Objection”). If the Shareholder Representative delivers a timely Notice of Objection to the Earnout Notice, Parent and the Shareholder Representative shall mutually attempt to resolve such conflict in good faith and to the extent unresolved within forty-five (45) days thereafter, the Parties shall resolve the dispute in the same manner as set forth in Section 1.8(e), mutatis mutandis.
(d)    If a timely Notice of Objection is not delivered by the Shareholder Representative to Parent within thirty (30) days following delivery of the Earnout Notice to the Shareholder Representative or if the Shareholder Representative confirms in writing that they have no objection to the items in such Earnout Notice (the earlier of such dates, an “Earnout Determination Date”), such Earnout Notice and the Earnout Payment to be paid thereunder, if any, shall be deemed to have been accepted and final and binding on the parties and, if applicable, shall be paid and issued to the Paying Agent for further distribution to the Shareholders within ten (10) Business Days of the Earnout Determination Date; provided, however, that if, as of the date such Earnout Payment is due, Parent is not permitted under the terms of any senior credit facility that Parent or its Affiliates is a party at such time (each, a “Parent Credit Facility”) to make such Earnout Payment, then such Earnout Payment shall not be deemed due and payable until, and Parent shall make such payment promptly upon, the earliest date that Parent is permitted to make such Earnout Payment in accordance with the terms of any Parent Credit Facility. The Earnout Payment shall accrue interest at the rate of eight percent (8%) per annum from the thirtieth (30th) day after the Earnout Determination Date until the date actually paid. Notwithstanding anything to the contrary set forth herein, as a condition to the Parent’s obligation to pay the Earnout Payment, if and when any such Earnout Payment becomes due, the Shareholder Representative shall first deliver to Parent an updated spreadsheet setting forth the amount of the Earnout Payment payable to each Shareholder.
(e)    The Parties acknowledge that after the Closing, Parent shall have the sole power and right to control all aspects of the business and operations of Parent and the Surviving Corporation and that they shall be entitled to take such actions or refrain from taking any actions as Parent, in its sole discretion, deems appropriate and in the best overall interests of the business and operations of Parent and the Company (individually or as a whole). Provided, however, Parent agrees that it will not intentionally take any operational actions with the likely effect of reducing resources available to perform the Company’s obligations under existing customer Contracts for the sole purpose of preventing an Earnout Payment. The Shareholders hereby acknowledge and agree that (1) there is no assurance that the Shareholders will receive any Earnout Payment, and (2) neither Parent nor any Affiliate of Parent (including the Surviving Corporation) owe any fiduciary duty or any other implied duty to the Shareholders with respect to the Earnout Payment.

(f)    The right of the Shareholders to receive any amounts with respect to the Earnout Payment (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by a Shareholder other than (A) on death by will or intestacy, (B) pursuant to a court order, (C) by operation of Law (including a consolidation or merger), or (D) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iii) is not a security, (iv) does not represent any right other than the contingent right to receive the Earnout Payments subject to the conditions and in accordance with the terms of this Agreement, and (v) may be subject to the imputation of interest under the Code or other applicable state, local, or non-U.S. Tax Laws. Any attempted transfer of the contingent right to any amounts with respect to any such Earnout Payment by any Shareholder (other than as specifically permitted by the immediately preceding sentence) shall be null and void.
1.12    Deferred Payment.
(a)    Subject to the setoff or holdback rights set forth on Exhibit H, as soon as reasonably practicable following the earlier of (i) the consummation of a Liquidity Event and (ii) the third anniversary of the Closing Date, Parent shall pay, or cause to be paid, to the Paying Agent, by wire transfer of immediately available funds, cash in the aggregate amount of $15,000,000 (the “Deferred Payment Amount”), for further distribution to Shareholders, in accordance with each such Shareholder’s Pro Rata Share (such payment, the “Deferred Payment”), provided, however, that if, as of the date such Deferred Payment is due, Parent is not permitted under the terms of any Parent Credit Facility to make such Deferred Payment, then such Deferred Payment shall not be deemed due and payable until, and Parent shall make such payment promptly upon, the earliest date that Parent is permitted to make such Deferred Payment in accordance with the terms of any Parent Credit Facility. The date on which the Deferred Payment is paid or payable is referred to herein as the “Deferred Payment Date”.
(b)    From and after the second anniversary of the Closing Date, the unpaid Deferred Payment Amount, if any, shall accrue interest daily at a rate of (x) until the third anniversary of the Closing Date, six percent (6%) per annum and (y) from and after the third anniversary of the Closing Date, ten percent (10%) per annum. Commencing on third anniversary of the Closing Date, and on each subsequent anniversary of the Closing Date or, if earlier, upon the consummation of a Liquidity Event or payment of the Deferred Payment Amount, the Parent shall pay, or cause to be paid, the accrued and unpaid interest to the Paying Agent, by wire transfer of immediately available funds, for further distribution to Shareholders, in accordance with each such Shareholder’s Pro Rata Share; provided, however, if, as of any such payment date, Parent is not permitted under the terms of any Parent Credit Facility to make such interest payment, then such interest payment shall not be deemed due and payable until, and Parent shall make such payment promptly upon, the earliest date that Parent is permitted to make such interest payment in accordance with the terms of any Parent Credit Facility. The interest payments payable hereunder are referred to herein as the “Deferred Interest Payments”.
(c)    Notwithstanding anything herein to the contrary, no interest shall accrue on, and no Deferred Interest Payments shall become payable with respect to, any portion of the Deferred Payment Amount that is included as, or held back as part of, the Deferred Payment Holdback Amount. Provided, however, that if the Deferred Payment Holdback Amount is not due and payable solely as a result of a restriction in a Parent Credit Facility, such amount shall accrue interest at a rate equal to the greater of: (i) eight percent (8%) per annum and (ii) the rate applicable to the rest of the Deferred Payment Amount as specified in Section 1.12(b), above.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the corresponding schedules to the Company Disclosure Schedule delivered by the Company to Parent before the execution of this Agreement, a copy of which is attached hereto (as supplemented by the Sensitive Disclosure Supplement and the Classified Disclosure Supplement, the “Company Disclosure Schedule”) (each of which disclosures shall be deemed to be disclosed and incorporated in each other schedule to the Company Disclosure Schedule solely to the extent its applicability to such other schedule is readily apparent on its face to Parent without further investigation or interpretation), in order to induce Parent to enter into and perform this Agreement, the Company represents and warrants to Parent, as follows:
2.1    Organization.
(a)    The Company is duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.
(b)    The Company is duly qualified to do business and is in good standing in each of the jurisdictions specified on Schedule 2.1(b) to the Company Disclosure Schedule, which are the only jurisdictions in which such qualification is necessary to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.
(c)    The Company has furnished to Parent accurate and complete copies of its (i) governing documents (including its certificate of formation and bylaws, each as currently in effect as of the date hereof), (ii) minute books for the last three years, (iii) stock transfer records or equivalent documents, (iv) books of account, and (v) statement of solvency. Such books and records accurately reflect the meetings of the Shareholders and the Board referenced therein and the actions taken by written consent of the Shareholders or the Board (or others performing similar functions with respect to the Company, including any committees thereof), as applicable, as described therein. The minutes contained therein accurately reflect the events of and actions taken at such meetings; and such stock or interest transfer records accurately reflect all issuances, repurchases, transfers and cancellations of shares of capital stock of the Company, including all Common Stock, since the Company’s inception, except as would not affect the representations and warranties in Section 2.3.
2.2    Authority.
(a)    The Company has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto other than the Company, this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the other Operative Documents to which the Company is (or will be) a party, when executed by the Company, and assuming the due authorization, execution and delivery by each of the other parties thereto other than the Company, will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable Equitable Principles. No Takeover Statute applicable to the Company is applicable to the transactions contemplated hereby. The Board has unanimously approved this Agreement and each of the other Operative Documents to which the Company is (or will be) a party.
(b)    The adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement requires the affirmative vote of the Shareholders holding at least two-thirds of the Common Stock issued and outstanding on the applicable record date (the “Requisite Approval”), and no further approval by the Shareholders is required pursuant to the Company’s organizational documents, Texas Corporation Law, or Contract.
2.3    Capitalization.
(a)    The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, $0.005 par value per share (the “Common Stock”). The Common Stock is held of record and beneficially by the Shareholders as set forth on Schedule 2.3(a)(1) to the Company Disclosure Schedule, free and clear of any Encumbrances and no other Persons own, has owned or has any claim to ownership of any capital stock of the Company. The Common Stock has been authorized and validly issued and is fully paid and nonassessable, was issued in compliance with all applicable Laws and was not issued in violation of any preemptive rights applicable thereto. Except as set forth on Schedule 2.3(a)(1) to the Company Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person and there are no and there have never been any outstanding Stock Purchase Rights, stock appreciation rights, phantom stock rights, or other similar rights with respect to the Company. Except for that certain Agreement of Shareholders of Innovative Signal Analysis, Inc., dated December 30, 1999, as amended on December 1, 1999 and December 1, 2001 (the “Shareholders Agreement”), a true and correct copy of which has been made available to Parent, and the Acknowledgments of Stock Bonus, in substantially the form made available to Parent, there are no shareholder agreements or similar agreements, including any agreement that affects or restricts the voting rights or right to transfer the capital stock of the Company (including any rights of first refusal or offer, co-sale, ta-along or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or the securities of the Company, and there are no agreements obligating the Company to repurchase or redeem any shares of capital stock. The Company has no outstanding legal commitments to grant any options to purchase shares of Common Stock or any other equity awards.
(b)    The Company does not have any Debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with Shareholders on any matter, or (ii) is or will become entitled to any payment as a result of the transactions contemplated hereby. As of the date hereof, the aggregate outstanding amount of the Company’s Debt defined in clauses (a), (b), and (c) of the definition of Debt is $0.
(c)    The Estimated Closing Certificate, when delivered, will be true and correct in all respects, and upon payment of the amounts set forth therein, none of Parent, the Company or any of their respective Representatives will have any obligation to the Persons to whom any of the items set forth in Section 1.6(c) are owed with respect to such items. Except with respect to Dissenting Shares, upon payment of the Merger Consideration as provided for in this Agreement, (i) none of Parent, the Company or any of their respective Representatives will have any obligation to the Shareholders with respect to the Common Stock or to any other shareholder, purported shareholder or any other purported holder of any interest in the capital stock of the Company, and (ii) no present or former holder or purported holder of any capital stock or any options, warrants, calls, rights or securities convertible into capital stock of the

Company shall have any right or claim to any capital stock of the Company or any portion of the Merger Consideration.
(d)    The Company does not have and has never had any direct or indirect Subsidiaries and does not own and has never owned, directly or indirectly, any ownership, equity, partnership, membership, voting or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
(e)    Schedule 2.3(e) to the Company Disclosure Schedule sets forth an indication of whether any Common Stock is or has been subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and the Treasury Regulations thereunder and, if so, (i) whether a valid election was made under Section 83(b) of the Code with respect to any such Common Stock, (ii) any applicable Tax withholding to be applied to the vesting, or payments in respect, of such Common Stock, and (iii) whether the holder of the Common Stock is subject to any Debt relating to the acquisition of such Common Stock.
2.4    No Approvals; No Conflicts. Except as described on Schedule 2.4 to the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is (or will be) a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (a) violate (with or without the giving of notice or lapse of time, or both) any Law applicable to the Company, (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, other than as may be required under the HSR Act or other Antitrust Law, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Encumbrance, Contract, obligation or Liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance on any assets of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Company’s governing documents, (f) invalidate or adversely affect any permit, license or authorization used in the conduct of the Company’s businesses, or (g) impair the right of the Company (or Buyer Entity after the Closing) to Exploit any Company IP.
2.5    Financial Statements.
(a)    The Company has delivered to Parent (i) an unaudited balance sheet for the fiscal year ended December 31, 2023 (the “2023 Unaudited Financial Statements”), (ii) an audited balance sheet and statement of profits and losses and cash flows of the Company at and for the fiscal years ended December 31, 2024, and accompanying notes (the “2024 Audited Financial Statements” and together with the 2023 Unaudited Financial Statements, the “Annual Financial Statements”), and (iii) an unaudited balance sheet and statements of profits and losses and cash flows of the Company at and for the ten-month period ended October 31, 2025 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).
(b)    The Financial Statements are accurate, complete and consistent with the books and records of the Company. The 2024 Audited Financial Statements have each been prepared in conformity with GAAP and applicable Laws. The Financial Statements fairly present in all material respects, the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated, except (i) with respect to the Interim Financial Statements, subject solely to normal recurring period end adjustments and (ii) with respect to the 2023 Unaudited Financial Statements and the Interim Financial Statements, those exceptions to GAAP set forth on Schedule 2.5(b) to the Company Disclosure Schedule. The balance sheet of the Company as of October 31, 2025 is herein referred to as the “Company Balance Sheet.”
(c)    The Company does not have any Liabilities or obligations of any nature (absolute, contingent, or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except Liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice, or which are contemplated by, or were incurred in connection with this Agreement or the transactions contemplated herein. The Company does not have any off balance sheet Liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company has delivered to Parent accurate and complete copies of all management letters and other correspondence received from the Company’s accountants relating to the Company’s financial statements, accounting controls and all related matters. There has been no incidence of fraud that involves any current or former directors, officers, employees or other agents of the Company.
(d)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the obligations of the Company are satisfied in a timely manner and as required under the terms of each Contract to which the Company is a party or by which the Company is bound. To the Knowledge of the Company, the Company has no unremedied significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.
2.6    Absence of Certain Changes or Events. Except for transactions specifically contemplated in this Agreement or as set forth on Schedule 2.6 to the Company Disclosure Schedule, since the date of the Company Balance Sheet: (a) the business of the Company has been conducted only in, and the Company has not taken any action except in, the ordinary course of business and consistent with past practice; (b) there has not occurred any Material Adverse Effect and no event has occurred or circumstances exist, that may result in or cause a Material Adverse Effect; and (c) neither the Company nor any of its officers, directors, employees or other agents has taken any of the following actions:
(a)    amended or otherwise changed its governing documents;
(b)    issued, sold, contracted to issue or sell, pledged, disposed of, granted, encumbered or authorized the issuance, sale, pledge, disposition, grant or Encumbrance of any capital stock or Stock Purchase Rights, or other ownership interest (including any phantom interest), of the Company, or any revenue or profit-sharing interest in respect of the Company;
(c)    declared, set aside, made or paid any dividend, profit interest or other distribution with respect to any of its capital stock;

(d)    reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;
(e)    (i) acquired or invested in any Person or division thereof; (ii) incurred or repaid any indebtedness which would, if incurred on the date hereof, constitute Debt or issued any debt securities or assumed, guaranteed, endorsed or otherwise became responsible for, the obligations of any Person, or made any loans or advances; (iii)  terminated or amended any Material Contract, except, in the case of amendments, such amendments are not materially detrimental to the Company or do not alter the monetary value of such Material Contract in a manner adverse to the Company; (iv) authorized any capital expenditures outside the ordinary course of business; or (v) increased or changed any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;
(f)    (i) increased or modified (other than in the ordinary course of business and consistent with past practice), deferred or failed to pay the compensation (including base and incentive compensation) payable or to become payable to its directors, officers, employees, consultants or contractors, or otherwise altered the terms and conditions of employment or engagement for any current employee or contractor, consultant, advisor or other non-employee service provider; (ii) granted any severance, termination pay, retention payment, change of control bonus or award, or any similar payment or benefit to any director, officer or employee of the Company or other Person; (iii) established, adopted, entered into, terminated, failed to renew or amend any Employee Benefit Plan, trust, fund or policy for the benefit of any director, officer, employee, consultant, advisor or contractor; (iv) made any equity awards to any director, officer, employee, consultant, advisor or contractor of the Company; or (v) took any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan to the extent not explicitly required by the terms of this Agreement or such Employee Benefit Plan as in effect on the date of this Agreement;
(g)    recognized, or entered into, any contract or other agreement with any labor organization, except as otherwise required by Law and after notification and consultation with Parent;
(h)    made or changed any accounting methods or practices or internal accounting control, inventory, investment, credit or allowance procedures or practices;
(i)    changed any Tax accounting procedures or practices; made, altered or revoked any Tax election, file any Tax Return outside of the ordinary course of business or otherwise in a manner inconsistent with past practice, settled or compromised any Tax claim, notice, audit, assessment or liability, entered into any Tax sharing, allocation, indemnity or similar agreement or closing agreement, assumed any Liability for the Taxes of any other Person (whether by Contract or otherwise), consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, filed any amended Tax Return surrendered any right to claim a Tax refund, offset, or other reduction in Tax liability, availed itself of relief pursuant to Pandemic Response Laws or taken any other action that could reasonably be expected to impact the Tax payment and/or reporting obligations of Parent or the Company after the Closing Date;
(j)    paid, discharged or satisfied any Claim, Liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Claims, Liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet;

(k)    forgave, cancelled, or deferred any indebtedness or waive any claims or rights of material value;
(l)    purchased or sold, transferred, licensed, leased or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible), other than the purchase of inventory in the ordinary course of business and consistent with past practice;
(m)    assigned, licensed, forfeited or permitted to lapse, or instructed or consented to a future lapse of, any Company Intellectual Property Rights;
(n)    made or approved any write-off or write-down or any determination to write-off or write-down any of the assets or properties of the Company;
(o)    paid, loaned or advanced any amount to, or sold, transferred, licensed, leased or otherwise disposed of any properties or assets (real, personal or mixed, tangible or intangible) to, any current or former shareholders, members, officers, directors, managers, employees or consultants of the Company or any of its Affiliates, other than (i) cash compensation paid to officers, employees and consultants in the ordinary course of business and consistent with past practice at rates not exceeding the rates of compensation paid during the fiscal year last ended plus regular increases in the ordinary course of business and in amounts consistent with past practice, and (ii) advances for travel and other business-related expenses reimbursed in the ordinary course of business and consistent with past practice;
(p)    accelerated the collection of any receivables or delayed the payment of any payables in any manner not in the ordinary course of business and consistent with past practice;
(q)    modified or amended any of Company’s privacy statements, or published any new privacy statement; or
(r)    agreed or committed to do any of the foregoing.
2.7    Receivables, Payables and Deferred Revenue.
(a)    All accounts and notes receivable of the Company reflected on the Company Balance Sheet and all accounts and notes receivable of the Company arising after the date of the Company Balance Sheet through Closing (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms; (ii) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms; (iii) are not subject to any set-off or counterclaim; (iv) do not represent obligations for goods sold on consignment, on approval, or on a sale-or-return basis or subject to any other repurchase or return arrangement; (v) are collectible in the ordinary course of business consistent with past practice for the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Company Balance Sheet; (vi) are not the subject of any Claim brought by or on behalf of the Company; and (vii) the Company has not received or made any donations, grants, gifts or any form of contribution whatsoever from any Person (including any foreign entity).
(b)    Schedule 2.7(b) to the Company Disclosure Schedule sets forth an accurate and complete description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company.
(c)    The Company has taken all steps reasonably necessary to render all such security arrangements legal, valid, binding, and enforceable, and to give and maintain for the Company a perfected security interest in the related collateral. There are no unpaid invoices or other Claims representing amounts alleged to be owed by the Company that the Company has disputed or determined to dispute or refuse to pay.
(d)    All deferred revenue recorded in the Company’s Financial Statements has been recognized in accordance with GAAP and reflects bona fide payments received in advance for services to be rendered under valid and enforceable customer Contracts. As of the date hereof, the Company has no material obligations under such Contracts that are not reflected in the deferred revenue liabilities disclosed in the Financial Statements. The Company further represents that it has the operational capacity and resources to fulfill all obligations associated with such deferred revenue without incurring material costs beyond those accounted for in the Financial Statements. Other than as set forth on Schedule 2.7(d) to the Company Disclosure Schedule, no portion of the deferred revenue is subject to refund, rebate, or other adjustment.
2.8    Property.
(a)    The Company does not own and has never owned any real property.
(b)    Schedule 2.8(b) to the Company Disclosure Schedule sets forth an accurate and complete list of all real property leased or currently being used by the Company (the “Real Property”).
(c)    The lease agreements with respect to the Real Property (the “Leases”) are valid, binding and enforceable in accordance with their terms and are in full force and effect. All applicable duties (including stamp duties) and registration charges, to the extent required under applicable law, have been paid in relation to the Leases. None of the Leases was for a term of 30 years or more at the time it was executed (including renewal options). The Company has performed all material obligations imposed on it under the Leases, and neither the Company nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Knowledge of the Company, any other party thereunder. There is not, and within the past 12 months there has not been, any material disagreement or dispute with any other party to any of the Leases, nor is there any pending request for amendment of any of the Leases. The Company has not received any notification that any party to any of the Leases intends to cancel, terminate, materially modify, refuse to perform or refuse to renew any of the Leases. The Company has provided to Parent true and complete copies of all Leases.
(d)    Schedule 2.8(d) to the Company Disclosure Schedule sets forth an accurate and complete list of all material personal property owned by the Company (the “Personal Property”).
(e)    All of the material tangible assets and properties of the Company are in good condition and repair subject to normal wear and tear, in sufficient working order and have been properly maintained.
(f)    The properties and assets owned, leased or licensed by the Company include all material properties and assets used in the Company’s business and are sufficient for the conduct of Company’s business as now conducted and as currently proposed to be conducted.
(g)    The Company’s interests in the Real Property and the Personal Property are free and clear of all Encumbrances, except for Permitted Encumbrances.

2.9    Labor and Employment Matters.
(a)    Section 2.9(a) to the Company Disclosure Schedule sets forth a list of all current employees and individual independent contractors, consultants, and advisors providing services to the Company as of the date of this Agreement, which correctly reflects, in all material respects: (i) their names (except where prohibited by law); (ii) their employment or engagement start dates; (iii) their location of employment or where such individual provides services to the Company; (iv) their status as an employee, independent contractor, consultant, or advisor; (v) their titles, positions, or a description of their contracted services rendered; (vi) their full-time, part-time, or temporary status; (vii) their base salaries, base hourly wage, or contract rate; (viii) their target bonus rates or target commission rates and summary of their eligibility for any other incentive compensation; (ix) any other compensation payable to them (including housing allowances, compensation payable pursuant to any other bonus, deferred compensation or commission arrangements or other compensation, mandatory end-of-service and/or severance payments); (x) accrued but unused vacation time and/or paid time off; (xi) leave of absence status and expected return date; (xii) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (xiii) their visa status, if applicable; and (xiv) their exempt or non-exempt status (as applicable) under the Fair Labor Standards Act or any other similar Laws. To the Knowledge of the Company, no Key Employee intends to terminate his or her employment relationship with the Company and no other employee, independent contractor, consultant, or advisor intends to terminate his or her employment, consulting, or advisory relationship with the Company. As of the date hereof, the Company has no Liabilities for untimely payment of or failure to make payments due to independent contractors or consultants by the Company for services performed on or prior to the date hereof.
(b)    The Company has not been party to any labor, collective bargaining, or similar agreement with any labor union, works council, or similar organization, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit pending or, to the Knowledge of the Company, threatened against the Company. No employees of the Company are represented by any labor organization, works counsel, trade union or employee representative body. There is no labor dispute pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company nor has not experienced any work stoppage since its inception. The Company has never experienced any union organization attempts, labor disputes, work stoppages, or slowdowns due to labor disagreements. To the Company’s Knowledge, there are no union organization attempts, labor disputes, work stoppages, or slowdowns pending or threatened against the Company.
(c)    All employees of the Company who are employed in the United States are employed on an “at will” basis and their employment may be terminated without provision of advance notice, continuation of benefits (except as required by Law), or any retention or equity benefits or payment of any severance benefits. All Contracts between the Company and any non-employee service providers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company (other than wages or pension). To the Knowledge of the Company, all employees and other individual service providers of the Company and its Subsidiaries working in the United States are legally authorized to work in the United States. The Company has obtained and maintained documentation required by the Immigrant Reform and Control Act of 1986 from its current and former employees working in the United States confirming their eligibility to work in the United States, and the Company has complied with the ICRA and all other Laws respecting immigration and work authorization in all material respects. The Company has not received any notice from any Governmental Body that the Company is in violation of any Law pertaining to immigration control or that any current or former employee, contractor, or other service provider of the Company working in the United States is or was not legally authorized to be employed in the United States or is or was using an invalid social security number.
(d)    The Company has been in compliance with all Laws respecting labor and employment, including without limitations any federal, state, local or foreign Laws and orders by Governmental Bodies related to hiring, termination, discrimination, harassment, retaliation, accommodation, terms and conditions of employment, wages, hours, employment practices, immigration, meal and rest breaks, pay equity, equal opportunity and affirmative action obligations, background checks, disability, unemployment compensation, whistleblower protection, restrictive covenants, leaves of absence, sick leave, and occupational safety and health, and has not engaged in any unfair labor practice. No current or former independent contractor of the Company is, has been or could reasonably be deemed to be a misclassified employee. No current or former employee of the Company is, has been or could reasonably be deemed misclassified for overtime purposes under applicable wage and hour laws. Since the inception of the Company, the Company has withheld all amounts required by any Laws or by Contract to be withheld from the wages, salaries and other payments to its employees, including common law employees and other service providers, and is not liable for any arrears of wages (including commissions, bonuses or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty or interest was assessed against the Company regarding the foregoing, it has been fully satisfied). The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, workers’ compensation benefits, social security, social benefits or other benefits or obligations for employees (other than timely routine payments to be made in the ordinary course of business and consistent with past practice).
(e)    Since January 1, 2022, there have not been and are no Claims or other actions, suits, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other individual service provider of the Company or otherwise related to labor and employment, including, without limitation, any Claim relating to unfair labor practices, compensation, wage and hour violations, severance benefits, vacation time, vacation pay or pension benefits, discrimination, harassment, retaliation, failure to accommodate, wrongful discharge or any other employment related matter arising under applicable Laws. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to any such Claim. To the Knowledge of the Company, none of the employment policies or practices of the Company are currently being audited or investigated by any Governmental Body. There have not been and are no pending Claims against the Company under any workers compensation plan or policy or for long term disability that are not covered by insurance. No allegations have been made against the Company that any current or former director, officer, employee, consultant, advisor or contractor of the Company is or was in violation of any provision or covenant of any Contract with any Person by virtue of such director’s, officer’s, employee’s, consultant’s or contractor’s being employed by, performing services for, or serving on the Board (or equivalent governing body) nor, to the Knowledge of the Company, is any such person in violation of any such Contract.
(f)    Except as set forth on Schedule 2.9(f) to the Company Disclosure Schedule, since January 1, 2022, (i) no allegations of discrimination, harassment (including sexual harassment), retaliation or misconduct are or have been pending, or to the Knowledge of the Company, are or have been threated against any employee, contractor, consultant or non-employee service provider of the

Company, and (ii) the Company has not entered into any settlement agreement or conducted any investigation (internal or otherwise) related to allegations of discrimination, harassment (including sexual harassment), retaliation or misconduct by any current or former employee, contractor, director, officer or other representative of the Company. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any current or former employee, director or individual service provider of the Company.
(g)    The Company has not implemented any “plant closing,” “mass layoff,” “relocation,” or other action that did or would reasonably be expected to require notification or trigger other requirements under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination and no such actions will be implemented before the Closing Date.
(h)    Except as set forth Schedule 2.9(h) to the Company Disclosure Schedule, for the past three (3) years, the Company has maintained written affirmative action plans for each facility or establishment in compliance with Executive Order (E.O.) 11246, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA), as amended, 38 U.S.C. 4212 and Section 503 of the Rehabilitation Act of 1973 (Section 503), as amended, and have annually conducted a compensation review of its workforce. The Company timely certified compliance on the contractor portal of the Office of Federal Contract Compliance Programs (“OFCCP”) in 2022 and 2023 for each facility or establishment. The Company has provided true and correct copies of its written affirmative action plans and exhibits thereto from the current year and the prior year, including statistical data showing any placement goals, any adverse impact, and its compensation review. Except as set forth in Schedule 2.9(h) to the Company Disclosure Schedule, the Company has not had any of the following in its current or prior year’s affirmative action plan: (i) placement goals; (ii) statistically significant adverse impact in hiring, promotions, or terminations; or (iii) statistically significant compensation disparities.
(i)    Presently and during the past three (3) years, no facility or establishment of the Company (i) is being or has been audited, reviewed, or investigated by OFCCP; (ii) is negotiating or has entered into a conciliation agreement or settlement agreement with OFCCP; or (iii) has been listed on a Corporate Scheduling Announcement Letter (CSAL) or received any notice that OFCCP intends to initiate an audit, review, or investigation of any facility or establishment of the Company where the audit, review, or investigation has not yet begun.
2.10    Employee Benefit Plans.
(a)    Schedule 2.10(a) to the Company Disclosure Schedule sets forth an accurate and complete list of all Employee Benefit Plans.
(b)    The Company does not have any agreement, commitment or obligation to create, enter into or contribute to any other Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend and terminate such Employee Benefit Plan.
(c)    With respect to each Employee Benefit Plan, the Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any contractual obligations relating to any Employee Benefit Plan, including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other documents or instruments related thereto; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Company’s employees concerning the extent of the benefits provided under an Employee Benefit Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Benefit Plans at any time within the twelve months immediately after the date hereof; (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) reviewed financial statements, (C) actuarial valuation reports, and (D) any non-discrimination testing results; and (vi) all material written correspondence relating to any audit, investigation or correction associated with any Employee Benefit Plan.
(d)    With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times has been, maintained, administered and funded in all respects in accordance with its terms and in compliance with all applicable laws; and (ii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan. All Taxes that are required by Law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner. All payments or contributions required to have been made with respect to all Employee Benefit Plans have been timely made or accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law. No litigation or governmental administrative proceeding, audit or other Claim (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof.
(e)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity Contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code. To the Knowledge of the Company, nothing has occurred or is reasonably expected by the Company to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity Contract. Each other Employee Benefit Plan, if intended to qualify for special tax treatment, meets all requirements for such treatment.
(f)    Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) or has otherwise had any Liability or obligation with respect to, (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Employee Benefit Plan is a defined benefit pension plan. Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
(g)    The Company and each Employee Benefit Plan that is a “group health plan” as defined in ERISA Section 733(a)(1) (“Company Health Plan”) (i) are currently in material compliance with the Patient Protection and Affordable Care Act (the “ACA”), the Health Care and Education Reconciliation Act of 2010, and all amendments thereto and regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”), (ii) have been in material compliance with all applicable

Healthcare Reform Laws since March 23, 2010, and (iii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any or its Affiliates or any Company Health Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws. Any Company Health Plan intended to qualify as “grandfathered” under Section 1251 of the ACA has continuously satisfied the requirements to be a grandfathered plan since March 23, 2010. No Employee Benefit Plan is a pre-tax or after-tax “employer payment plan” (within the meaning of IRS Notice 2013-54). The Company and its Affiliates have calculated the hours of service for employees of the Company in accordance with Section 4980H of the Code and maintained appropriate documentation thereof. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.
(h)    Except as described on Schedule 2.10(h) to the Company Disclosure Schedule, neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or other similar state or local Law.
(i)    Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or on the occurrence of any additional or subsequent event(s)) could reasonably be expected to (i) entitle any individual to severance, retention, change of control, or termination pay, unemployment compensation or any other compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iii) require the Company, Parent or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.
(j)    Neither the Company nor any ERISA Affiliate has received services from any individual (i) whom the Company or such ERISA Affiliate treated as an independent contractor, but who should have been treated as an employee under applicable Law, or (ii) who constituted a leased employee of the Company or such ERISA Affiliate under Section 414(n) of the Code.
(k)    Other than as set forth on Schedule 2.10(k) to the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), any Employee Benefit Plan subject to the Laws of any jurisdiction outside of the United States.
2.11    Intellectual Property.
(a)    Intellectual Property.
(i)    The Company exclusively owns, or has the valid right or license to Exploit, all Company-Owned IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not granted any licenses with respect to the Company IP other than the Outbound

Licenses listed in Schedule 2.11(a) to the Disclosure Schedule. The Company-Owned IP and the Third Party IP is sufficient for the conduct of the Company’s business as now conducted and as currently proposed to be conducted.
(ii)    Schedule 2.11(a)(ii) to the Company Disclosure Schedule sets forth an accurate and complete list of Inbound Licenses.
(iii)    The Company has made available to Parent true and complete copies of all the Company IP Agreements.
(iv)    Except as described on Schedule 2.11(a)(iv) to the Company Disclosure Schedule, the Company has not directly or indirectly (A) transferred ownership of, or granted any exclusive license of or exclusive right to use any Company-Owned IP, to any Person, or (B) permitted the Company’s rights in any Company-Owned IP to lapse or enter the public domain.
(b)    Intellectual Property Registrations.
(i)    Schedule 2.11(b)(i) to the Company Disclosure Schedule sets forth all registrations and applications made by, on behalf of, or in the name of, or otherwise owned by, the Company (or under obligation of assignment to the Company) in any jurisdiction for any patents, copyrights, mask works, and any other Company Intellectual Property Right (collectively, “Company IP Registrations”).
(ii)    All of the registered Company Intellectual Property Rights that have been issued from Company IP Registrations (“Registered Company IP”) are subsisting in full force and effect, enforceable and valid. There are no actions that must be taken by the Company or Parent within 180 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company IP Registration or Registered Company IP. All necessary registration, maintenance and renewal fees currently due in connection with the Company IP Registrations have been made and all necessary documents, recordations and certificates in connection with the Company IP Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining the Company IP Registrations. There is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company IP Registrations or Registered Company IP invalid or unenforceable, or would materially affect any pending application for any Company IP Registration. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company IP Registration or Registered Company IP. The Company has not engaged in any action or any omission, has not conducted its business, and has not used or enforced or failed to use or enforce the Company-Owned IP, in a manner that would result in the abandonment, cancellation or unenforceability of any Company Intellectual Property Right or Company IP Registration, and the Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any Company Intellectual Property Right or Company IP Registration.
(iii)    The Company has taken reasonable steps to enforce and protect the goodwill of unregistered Company-Owned IP. There have been no interferences, re-examinations or oppositions brought or, to the Knowledge of the Company, threatened to be brought involving any of the

Company IP Registrations or Registered Company IP, nor, to the Knowledge of the Company, is there any basis for any such interference, re-examination or opposition.
(c)    Payments. Except as set forth in the Inbound Licenses, no royalties, commissions, fees or other payments are or will become payable by the Company or Parent to any Person by reason of the Exploitation of any Company IP in the conduct of the Company’s business as now conducted and as currently proposed to be conducted.
(d)    No Infringement.
(i)    The operation of the business of the Company as conducted and as currently proposed to be conducted (A) does not, has not, and will not, conflict with, infringe, violate or interfere with or misappropriate any right (including any Intellectual Property Right), title or interest of any Person, and (B) does not, has not, and will not constitute unfair competition or unfair trade practices under any Laws. There is no pending or threatened Claim that any of the Company-Owned IP is invalid or contesting the ownership or right of the Company to Exploit any of the Company-Owned IP, nor to the Knowledge of the Company is there any basis for any such Claim. There is no pending or threatened Claim against the Company, and to the Knowledge of the Company, there is no other pending or threatened Claim, that any of the Third Party IP is invalid or contesting the ownership of the Third Party IP or the right of the Company to Exploit any of the Third Party IP, nor is there any basis for any such Claim. The Company has not received any notice or Claim (whether written or oral) regarding any offer to license or any infringement, misappropriation, violation, misuse, abuse or other interference of or with any third party Intellectual Property Right by the Company or the Company IP or claiming that any other Person has any such Claim with respect thereto, nor is there any basis for any such Claim. The Company has not received any oral or written opinions of counsel relating to infringement, invalidity, or unenforceability of any Company IP.
(ii)    To the Knowledge of the Company, there is and has been no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company-Owned IP by any Person. Neither the Company nor any shareholder of the Company has received any notice (whether written or oral) that any Person is infringing, violating or misappropriating any Company IP or otherwise making any unauthorized use or disclosure of any Company IP, nor is there any basis for any such Claim. To the Knowledge of the Company, no such infringement, violation, misappropriation, use or disclosure is occurring or has occurred with respect to Third Party IP.
(iii)    All Company-Owned IP was developed solely by either (A) employees of the Company acting within the scope of their employment, or (B) by contractors or other third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company in a manner compliant with Section 2.11(f). To the extent any such Technology or Intellectual Property Right relates to Company IP Registrations, to the maximum extent provided for by, and in accordance with, Law, the Company has recorded each such assignment with the relevant Governmental Body.
(e)    Confidentiality. The Company (i) has taken commercially reasonable and appropriate steps to maintain the confidentiality of its confidential and proprietary information and data, (ii) has not disclosed confidential or proprietary information to any Person other than an officer, director, employee, consultant, or customer of the Company and under a written nondisclosure agreement, and (iii) has not deposited, disclosed or delivered to any Person, or agreed to or permitted the deposit, disclosure or delivery to any Person of, any Source Code. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code. The Company is not in breach of any Contract related to the protection of confidential information of any Person.
(f)    Agreements with Employees and Contractors.
(i)    Except as set forth in Schedule 2.11(f)(i) to the Company Disclosure Schedule each current or former director, officer, employee, consultant, advisor and contractor who has been involved in, or who contributed to, the creation or development of any Company-Owned IP for or on behalf of the Company has executed and delivered to the Company a valid and enforceable (A) assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Company-Owned IP and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein in the form provided to Parent (a “Company PIAA”) and (B) nondisclosure, noncompetition, nonsolicitation and nonhire agreement in the form provided to Parent (together with the Company PIAA, the “Company IP Protection Agreements”).
(ii)    Schedule 2.11(f)(ii) to the Company Disclosure Schedule sets forth each assignment, nondisclosure, noncompetition, nonsolicitation or nonhire agreement in force between the Company and any of the Company’s consultants or contractors other than those in the form of the Company IP Protection Agreements. An accurate and complete copy of each such assignment, nondisclosure, noncompetition, nonsolicitation, and nonhire agreement has been provided to Parent.
(iii)    No current or former director, officer, employee, consultant, advisor or contractor of the Company (A) has any right, license, claim, moral right, or interest whatsoever in or with respect to any of the Company-Owned IP, (B) to the Knowledge of the Company, is in violation of any provision or covenant of any Contract with any Person by virtue of such director’s, officer’s, employee’s, consultant’s or contractor’s being employed by, performing services for, the Company, (C) is obligated pursuant to any provision or covenant of any Contract with any Person to assign or convey any right, title or interest in or to the Company-Owned IP to such Person or (D) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled by the Company or the applicable director, officer, employee, consultant, advisor or contractor, in connection with any services or work performed for the Company by such director, officer, employee, consultant, advisor or contractor.
(g)    Open Source.
(i)    Except as set forth in Schedule 2.11(g)(i) to the Company Disclosure Schedule, the Company has not done either of the following in a manner that requires any of the Company-Owned IP, or any portion thereof, to be subject to any Copyleft License: (A) incorporated any Open Source Materials into, or used, linked to or combined with any Open Source Materials with, any Company-Owned IP; or (B) distributed any Open Source Materials in conjunction with or for use with any Company-Owned IP.
(ii)    The Company is in compliance with the terms of all relevant licenses for all Open Source Materials used by the Company, including all copyright notice and attribution requirements, and all requirements to offer access to source code.
(h)    Generative AI. Schedule 2.11(h) to the Company Disclosure Schedule sets forth all third party Generative AI Tools used by the Company, together with the license terms applicable to each such Generative AI Tool, and the purposes for which the Company has used each such Generative

AI Tool (including what outputs the Company has generated and how it uses the outputs). The Company subjects any software outputs from Generative AI Tools to its standard code review process prior to production, including scans for Open Source Software and security vulnerabilities. The Company has not used Generative AI Tools in its business, including in the development of any Company products or services, to generate any Technology which the Company intended to maintain as proprietary, or which is otherwise material to the Company, and has not included any confidential or proprietary information of the Company in any prompts or inputs into any Generative AI Tools. The Company uses all Generative AI Tools in compliance with the applicable license terms.
(i)    Warranty against Defects. All Company products and services are free from material defects and substantially conform to the applicable specifications, documentation and samples therefor. The Software included in the Company-Owned IP does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use such Software or the Company IP, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software or Company IP.
(j)    Effect of Transaction on Company IP Agreements.
(i)    The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Company IP Agreement. After the Closing, the Company will have the right to exercise all of the Company’s rights under all Company IP Agreements, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.
(ii)    Neither this Agreement nor the transactions contemplated by this Agreement, will result in (A) any third party’s being granted rights or access to, or the placement in or release from escrow of, Source Code, (B) the granting by Parent or any of its Affiliates to any third party any Company Intellectual Property Right or any other proprietary right, (C) Parent or any of its Affiliates being bound by, or subject to, any noncompete or other restriction on the operation or scope of its business, or (D) Parent or any of its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company before the Closing.
(k)    Privacy.
(i)    Except as described on Schedule 2.11(k)(i) to the Company Disclosure Schedule, the Company has, and at all times over the last five years, complied, with all applicable (A) Privacy Laws, (B) terms of any Contract by which the Company is bound relating to privacy, information security, or Processing of Sensitive Data (including without limitation data processing agreements, information security schedules, and data transfer agreements), (C) industry standards relating to privacy and/or security applicable to the Company or with which the Company has otherwise agreed to comply or represented its compliance, (D) Privacy Policies, and (E) the privacy and security-related requirements of any self-regulatory organizations, certifications, or frameworks to which the Company belongs or with which the Company has agreed to comply (collectively, (A)-(E) are the “Privacy Requirements”).

(ii)    Except as described on Schedule 2.11(k)(ii) to the Company Disclosure Schedule, the Company has, and at all times over the last five years, provided legally adequate notice of its privacy and security practices. The Company’s privacy and security practices and Processing of Personal Data conform, and at all times have conformed, to all Privacy Policies. Except as described on Schedule 2.11(k)(ii) to the Company Disclosure Schedule, the Company has, over the last five years, to the extent required by the Privacy Requirements, posted, provided, or made available, Privacy Policies on the Company’s websites, mobile applications, and where otherwise required under, and in a manner that complies with, all applicable Privacy Requirements. No disclosure made or contained in any Privacy Policy is, or has been, materially inaccurate, incomplete, misleading, or deceptive in any way (including without limitation by omission), or has violated Privacy Laws. The Company has made available to Parent true, correct and complete copies of all Privacy Policies. Without limiting the generality of the foregoing, there are no, and have been no, actual or threatened actions contesting or challenging the Company’s rights or abilities to Process Personal Data.
(iii)    The Company has contractually obligated all third parties that, on behalf of the Company, Process or have access to Sensitive Data or IT Systems, to (A) comply with Privacy Laws; (B) Process Sensitive Data only in accordance with the instructions of the Company; (C) comply with Privacy Policies; (D) implement and maintain reasonable and appropriate measures to protect and secure Sensitive Data (including without limitation from Data Breaches); and (E) restrict access to and use of Sensitive Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement. To the Knowledge of the Company, no third parties with access to Sensitive Data or IT Systems have failed to comply with any such obligations. The Company does not, and does not permit any third parties with access to Personal Data to, use such data for third-party marketing or advertising purposes.
(iv)    The Company has sufficient rights, consents, licenses, and authority, including without limitation under applicable Privacy Requirements, to permit the Processing of Personal Data by or for the Company as currently conducted and as contemplated to be conducted after the Closing Date.
(v)    The Company has: (A) provided all notices and obtained all necessary consents, in each case, as required for its Processing of Personal Data under applicable Privacy Requirements, and (B) complied with its obligations under any Contract, agreement, permit, license, government filing or other obligation regarding its Processing of Personal Data.
(vi)    To the extent required by applicable Privacy Requirements, the Company maintains records of individuals’ marketing communications and other privacy preferences in a format that reasonably enables the Company to honor such preferences and requests within the timeframes required.
(vii)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the disclosure or transfer of Sensitive Data to Buyer Entity in connection with the transactions contemplated by this Agreement, nor the intended purposes for Processing of Personal Data after the Closing Date, will violate any Privacy Requirements, or require notice to or consent from any Person or result in any Order or Contract with any Governmental Body becoming applicable to Buyer Entity.

(viii)    The Company is not subject to any Claim, Order or Contract with any Governmental Body or other Person which restricts, impairs, encumbers, hinders, or imposes requirements in connection with, its Processing of any Personal Data.
(ix)    The Company has not transferred any Personal Data across any national borders except in compliance with Privacy Requirements.
(x)    Except as described on Schedule to the Company Disclosure Schedule, there is not, and has not been, any Claim or other allegation involving the Company or any Person Processing Sensitive Data for or on behalf of the Company by any Governmental Body or other Person relating to the Company’s privacy or data security practices, the security of any Sensitive Data or IT Systems or the Processing of Sensitive Data, except in each case where such Claim or other allegation is not reasonably likely to result in material Damages to the Company following the Closing.
(xi)    The IT Systems are, and have at all times over the last five years been, reasonably sufficient for the operation of the business of the Company, including without limitation as to capacity, scalability, and ability to process current peak volumes in a timely manner.
(xii)    The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company as currently conducted and as currently anticipated to be conducted immediately after the Closing Date. Since January 1, 2020, the Company has not experienced any material disruption to, or material interruption in, the conduct of its business attributable, in whole or in part, to a defect, error, or other failure or deficiency of any IT System. The Company has, since January 1, 2020, implemented and maintained reasonable and appropriate business continuity and disaster recovery plans relating to IT Systems and Sensitive Data, with no results indicating any material deficiencies or failures to meet industry standard benchmarks for disaster recovery.
(xiii)    The Company has, since January 1, 2020, implemented, maintained, and complied with a reasonable written information security program that (A) includes reasonable and appropriate administrative, technical, physical, security and organizational measures, controls, policies and safeguards, (B) complies with all Privacy Requirements, (C) preserves and protects the confidentiality, availability, security, and integrity of all IT Systems and Sensitive Data, (D) identifies internal and external risks to the security of the IT Systems and Sensitive Data, (E) provides for the performance and documentation of privacy and information security risk assessments and management procedures of the Company, (F) adheres to industry best practices pertaining to secure programming techniques, and (G) detects, prevents, and mitigates Data Breaches and security vulnerabilities (the “Security Program”). All of the Company’s employees, contractors, and other personnel who have access to Sensitive Data or IT Systems, have received appropriate training with respect to compliance with applicable Privacy Requirements and the Security Program.
(xiv)    The Company has not experienced Data Breaches. The Company has not received any written claim or written notice from any Person, Governmental Body, or other third party that a Data Breach may have occurred or is being investigated. No circumstance has arisen that Privacy Requirements would require or have required the Company to notify a Person, Governmental Body, or other third party of a Data Breach.
(xv)    The Company has at all times implemented and maintained a reasonable and appropriate vulnerability management program to detect, manage, mitigate, and patch security bugs,

vulnerabilities, defects, and Malicious Code in the IT Systems. The Company has at all times taken and, if applicable, is currently taking prompt, appropriate action (including without limitation, where appropriate, eliminating or mitigating security risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats and vulnerabilities identified in assessments, scans, penetration tests, or other analyses, monitoring and detection related to the Company or the IT Systems or about which the Company is otherwise aware. The Company has not identified and is not otherwise aware of any security vulnerabilities affecting IT Systems that have not been fully remediated (or are in the process of being fully remediated). No IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “ransomware,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) improperly disrupting, disabling, or harming the operation of, or providing unauthorized access to, data or a computer system or network or other device on which such code is stored, installed or executed; or (ii) compromising the privacy or data security of data or a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company has at all times implemented and maintained reasonable and appropriate measures to prevent and detect the introduction of Malicious Code into the IT Systems, including without limitation, the deployment of an industry standard, up-to-date, Malicious Code detection, quarantining and remediation application.
(xvi)    The Company (A) does not collect or maintain “bulk U.S. sensitive personal data”; (B) is not a “covered person”; and (C) shall not allow for “access” to any “bulk U.S. sensitive personal data” by any “covered person” (in each case, (A) through (C) as such terms are defined by the final rule promulgated by the U.S. Department of Justice titled “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202, including any amendments thereto and guidance issued thereunder).
(l)    Government Rights. Except for the government participants set forth in Schedule 2.11(l) to the Company Disclosure Schedule (each, a “Government Participant”), (a) no funding, resources, personnel, or facilities of a university, college, or other educational institution or research center was used in the development of any Company-Owned IP, and (b) no current or former director, officer, employee, consultant, advisor or contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for any university, college, or other educational institution or research center during a period of time during which such director, officer, employee, consultant, advisor or contractor was also performing services for the Company. The Company and each of its Subsidiaries has provided to Parent true and complete copies of all documents that relate in any way to the participation by any Government Participant in the development of any Company-Owned IP, and no Government Participant has or retains any right, title or interest of any kind in or to any Company-Owned IP by virtue of such participation or otherwise, other than general government purpose rights or as otherwise set forth on Schedule 2.11(l) to the Company Disclosure Schedule.
(m)    Participation in Standardization Bodies. Neither the Company nor any previous owner of any Company-Owned IP is nor has ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization (each, a “Standardization Organization”), in each case that requires or obligates or could compel, the Company or Parent to grant or offer to any other Person any license or other right to Company-Owned IP, including any future Technology or Intellectual Property Rights developed, conceived, made or reduced to practice by the Company or Parent or their respective Affiliates after the Closing Date. Neither the Company nor any Company-Owned IP is subject to any licensing, assignment, contribution, disclosure or other requirements or restrictions of any Standardization Organization. The Company has delivered to Parent accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership or contribution to any Standardization Organization.
2.12    Contracts.
(a)    Schedule 2.12(a) to the Company Disclosure Schedule, sets forth an accurate and complete list of the following with respect to the Company (each, a “Material Contract”):
(i)    each Contract to which the Company is a party or by which the Company is bound providing for potential payments by or to the Company in excess of $1,000,000;
(ii)    each Contract relating to Debt;
(iii)    each Company IP Agreements, separately identified as Outbound Licenses and Inbound Licenses;
(iv)    each Contract, other than Contracts with customers, that cannot be canceled by the Company with no more than 30 days’ notice without liability, penalty or premium;
(v)    each Contract with a noncompetition, nonsolicitation, “most favored nations” pricing or exclusivity provision or other provision that would (or would purport to) prevent, restrict, modify or limit in any way the Company, Parent or any of their respective Affiliates from carrying on their respective businesses in any manner or in any geographic location;
(vi)    each Contract relating to or establishing a joint venture, partnership or limited liability company or that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties;
(vii)    each Government Contract;
(viii)    each Contract with any Government Participant;
(ix)    each Contract in which the Company agrees to maintain any insurance outside of current coverage limits;
(x)    each Contract granting a power of attorney, agency or similar authority to another Person;
(xi)    each Contract that subjects or binds (or purports to subject or bind) any Affiliate of the Company (including, after the Closing, Parent and its Affiliates) to any nonsolicit, nonhire, noncompetition or licensing obligation, covenant not to assert/sue or other restriction on or modification of their businesses;
(xii)    each Contract for, contemplating or relating to the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice;
(xiii)    each Contract for the disposition of any significant portion of the assets or business of the Company;
(xiv)    each Contract providing for bonus, relocation incentive, commission, or other similar payments to any current employee, independent contractor, or consultant of the Company;
(xv)    each Contract with any labor union, works council, or other labor organization, group or association representing any employee or individual service provider of the Company;
(xvi)    each Contract with any employee, independent contractor, or consultant of the Company providing for severance payments or benefits or advance notice of termination;
(xvii)    each Contract providing for a retention payment, continuation of fringe benefits, accelerated vesting, change in control bonus or award, or other similar payments or benefits;
(xviii)    each Contract with an individual independent contractor or consultant or other similar arrangements related to the performance of services to the Company by non-employees;
(xix)    each lease, sublease, rental agreement, contract of sale, tenancies, or licenses to which the Real Property is subject;
(xx)    each Contract for the sale or exclusive license of any of the assets or properties of the Company or for the grant to any Person of any option, right of first refusal, right of first offer, right of first negotiation, or preferential or any other right to purchase such assets or properties; and
(xxi)    all other Contracts that are material to the Company or otherwise necessary for the conduct of its business as conducted and as currently proposed to be conducted.
(b)    All Contracts to which the Company is a party or by which the Company is bound are in written form and are valid, binding and enforceable in accordance with their terms and are in full force and effect. The Company has performed all obligations imposed on it under such Contracts, and neither the Company nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Knowledge of the Company, any other party thereunder. There is not any material disagreement or dispute with any other party to any Material Contract, nor is there any pending request for amendment of any Material Contract. The Company has not received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew such Material Contract (if such Material Contract is renewable). The Company has provided to Parent true and complete copies of all Material Contracts and all other Contracts required to be listed in the Company Disclosure Schedule.
2.13    Claims and Orders.
(a)    Except as described on Schedule 2.13to the Company Disclosure Schedule, there are no, and since January 1, 2022 there have been no, Claims pending or involving or, to the Knowledge of the Company, threatened against the Company, or any officer, director, employee, Affiliate or representative thereof related, directly or indirectly to the Company. No portion of the Company’s business is currently operating under or subject to any order, award, stipulation, judgment, writ, decree, determination or injunction of any court, arbitrator, panel or other Governmental Body.
(b)    To the Knowledge of the Company, (i) no director, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, has been the subject of a criminal proceeding, (ii) no petition under the federal bankruptcy Laws or any state or foreign insolvency Laws has been filed by or against, or a receiver or similar officer appointed for, any director or officer of the Company, (iii) no director, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, has ever been found by any Governmental Body to have violated any Laws, and (iv) no director, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, is the subject of any order, judgment or decree of, or has entered into any agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice.
2.14    Licenses; Compliance with Laws.
(a)    The Company has received all approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Bodies necessary for the conduct of the Company’s business (the “Company Licenses”). Schedule 2.14(a) to the Company Disclosure Schedule sets forth a list of the Company Licenses. The Company is and at all times has been in compliance with all federal, state, local and foreign Laws applicable to it, its employees or its business or property. Except as described on Schedule 2.14(a) to the Company Disclosure Schedule, no civil, criminal, arbitration, administrative or other proceeding or investigation is pending or, to the Knowledge of the Company, threatened by or against the Company or any Person for whose, and referable to whose, acts or defaults the Company may be vicariously liable.
(b)    None of the Company or any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of any of the Company is currently, or has been: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export-Import Laws, (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Export-Import Laws, or (v) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).
(c)    None of the Company or any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(d)    The Company has not, in connection with or relating to the business of the Company, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
2.15    Taxes.
(a)    The Company has (i) timely filed with each appropriate Governmental Body all Tax Returns required to be filed by or with respect to it, and all such Tax Returns are accurate and complete in all respects and have been prepared in compliance with Law, and (ii) fully and timely paid all Taxes required to be paid by the Company (whether or not such Taxes have been reflected on any Tax Return). The Company has (i) withheld (within the time and in the manner prescribed by Law) all Taxes required to be so withheld, (ii) paid such amounts over to the appropriate Governmental Body in compliance with all applicable Law, and (iii) timely filed all withholding and information Tax Returns required to be filed by the Company. There is no claim for Taxes (other than Taxes not yet due and payable) that has resulted in an Encumbrance against any of the assets of the Company. All Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the date of the Company Balance Sheet are reflected on the face of the Company Balance Sheet (rather than in any notes thereto). The Company does not have any Liability for unpaid Taxes accruing after the date of the Company Balance Sheet except for Taxes arising in the ordinary course of business consistent with past practice.
(b)    (i) There is no past pending or threatened Claim by any Governmental Body with respect to Taxes or any Tax Return relating to the Company; (ii) no extension or waiver of the limitation period applicable to any assessment of Taxes of the Company is in effect or has been requested; (iii) there is no agreement between the Company and any Governmental Body to any extension of time for filing any Tax Return that has not been filed; and (iv) the Company is not or will not be required to include any adjustment in taxable income for any Tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, before the date of this Agreement.
(c)    The Company has not received from any Governmental Body (including in jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an enquiry, audit or other review with respect to Taxes, and to the Knowledge of the Company, no such enquiry, audit or other review is pending with respect to the Company, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company that has not been fully paid or fully settled.
(d)    Neither Parent (solely as a result of its acquisition of the Company) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a Taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date; (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a transaction occurring on or before the Closing Date; (iv) installment sale made or open transaction entered into before the Closing Date; (v) prepaid amount received or deferred revenue accrued on or before the Closing Date; (vi) election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vii) payment, loan, event or other transaction that occurred prior to the Closing but the payment and/or liability for which is deferred or forgiven pursuant to any Pandemic Response Law.
(e)    The Company (and any predecessor of the Company) has (i) never been a member of any Affiliated Group, (ii) never been a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or Liability for, Taxes, (iii) no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by Contract or otherwise, or (iv) never been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(f)    The Company is not (or has ever been) subject to Tax in any jurisdiction other than the United States, and no Claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.
(g)    The Company has not made any payment, is not obligated to make any payment, nor is a party to (or a participating employer in) any Contract that could obligate the Company or Parent to make any payment that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign Law). No payment to any person will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the transactions contemplated by this Agreement. None of the Company, Parent or any Affiliate of Parent shall be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign Law) as a result of any Contract currently in effect.
(h)    There are no shares of Common Stock that were issued in connection with the performance of services and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and the Treasury Regulations thereunder for which a valid and timely election under Section 83(b) of the Code was not made. The Company has delivered to Parent correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any share of Common Stock that was initially subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and the Treasury Regulations thereunder. No share of Common Stock is a “covered security” within the meaning of Treasury Regulation Section 1.6045-1(a)(15).
(i)    The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(j)    The Company has delivered or made available to Parent correct and complete copies of all income, sales and use, value-added tax, and other material Tax Returns of the Company for which the statute of limitations has not expired, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies in respect of Taxes of the Company.
(k)    Schedule 2.15(k) to the Company Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return after the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(l)    The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(m)    No Tax ruling, clearance or consent has been issued to the Company, the Company has not applied for any Tax ruling, clearance or consent. No power of attorney with respect to Taxes has been granted with respect to the Company.
(n)    The Company has not participated in (i) a “reportable transaction” or “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations, or (ii) any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule). The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.
(o)    The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives that have current applicability to the Company. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement nor will any benefits received prior to the Closing under any such Tax holidays or incentives be subject to clawback or reimbursement after the Closing. The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Laws). All transactions between the Company and any related parties have been effected on an arm’s length basis.
(p)    The Company has in its possession official foreign government receipts for any Taxes paid by it to any non-U.S. taxing authority for which receipts have been provided or are customarily provided.
(q)    The Company is and always has been properly classified as corporation under Subchapter C of the Code for U.S. federal income tax purposes, and has had comparable status under any applicable Law of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company has never owned directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).
(r)    To the extent required by applicable Law, the Company has timely filed all reports and have created or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any foreign Tax Law). The Company has not transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company is not subject to any gain recognition agreement under Section 367 of the Code.
(s)    The Company is, where it is required by applicable Law to have been so registered, a duly registered taxable person registered for the purposes of any value added sales, use or similar Tax. The Company has collected, remitted and reported to the appropriate Tax authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including, to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(t)    The Company uses the accrual method of accounting for income Tax purposes.
(u)    There is no property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is currently escheatable or reportable as unclaimed property to any Governmental Body under any applicable escheatment, unclaimed property or similar Laws.
(v)    The Company has not availed itself of relief pursuant to any other Pandemic Response Laws that could reasonably be expected to impact the Tax payment or reporting obligations of the Company after the Closing Date. The Company has not received or applied for the “employee retention credit” as described in Section 2301 of the CARES Act or Section 3134 of the Code.
(w)    The Company does not maintain, nor has it ever been a party to, any Employee Benefit Plan, agreement, arrangement, or other Contract that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Neither the Company nor any ERISA Affiliate is party to any agreement or arrangement with any Person that requires the Company or any ERISA Affiliate to pay a tax gross-up for Taxes due under Section 409A of the Code.
2.16    Insider Interests. No shareholder of the Company, director, officer, employee, consultant, advisor, contractor or Affiliate (or, to the Knowledge of the Company, any Affiliate of the foregoing) of the Company has any material interest (other than as an shareholder of the Company) (a) in any Contract relating to the Company, its present or prospective businesses or its operations, or in any other asset used in the business of the Company, or (b) in any Person that presently (i) provides any services, produces or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor of the Company.
2.17    Insurance.
(a)    Schedule 2.17(a) to the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company.
(b)    Each such insurance policy is in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement. All premiums due thereon have been timely paid. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier. The Company maintains insurance policies with a scope and amount sufficient to satisfy all applicable Laws and all Contracts to which the Company is a party or by which the Company is bound. There are no claims outstanding as of the date hereof and no circumstances exist which are likely to give rise to any claim under such insurance policies. Further, no notice has been issued to the Company regarding cancellation of, or material premium increases under the insurance policies.
2.18    Brokers or Finders. The Company does not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than with Philpott Ball & Werner, LLC.

2.19    Bank Accounts. Schedule 2.19 to the Company Disclosure Schedule sets forth an accurate and complete (i) list of the names and locations of all banks, trust companies, securities brokers, online money transmitters and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (ii) list and description of each such account, box and relationship, indicating in each case the account number and the names of the officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, (iii) list of all existing and valid payment instruments and authorizations related to the accounts, boxes and relationships required to be listed under clause (ii) above, including the names of the officers, employees, agents or other similar representatives of the Company, or third parties controlling such instruments, and (iv) list of each investment of the Company held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.
2.20    Customers and Suppliers.
(a)    Schedule 2.20(a) to the Company Disclosure Schedule sets forth an accurate and complete list of the top 20 customers of the Company during the 12 month period ending on the date hereof, showing the approximate total revenues from each such customer during such 12 month period. No such customer has during the last 12 months decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its purchase of the products or services of the Company. The Company has not received any notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to expect any, material modification to the relationship of the Company with any customer, nor is there or has there been, during the last 12 months, any material dispute with or Claim by any of the customers of the Company concerning the purchase of the services of the Company.
(b)    Schedule 2.20(b) to the Company Disclosure Schedule sets forth an accurate and complete list of the top 20 suppliers or service providers of the Company and the total amount of payments made to each such supplier during the 12 month period ending on the date hereof. No such supplier or service provider has during the last 12 months decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its supply or services to the Company. The Company has not received any notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to expect any, material modification to the relationship of the Company with any supplier or service provider, nor is there or has there been, during the last 12 months, any material dispute with or Claim by any of the suppliers or service providers of the Company concerning such supplier’s supply or services to the Company.
2.21    Government Contracts
(a)    Schedule 2.21(a) to the Company Disclosure Schedule contains a true, complete and correct list of all Government Contracts. All Government Contracts were legally awarded and are binding on the other parties thereto. The Company has provided or made available to Parent: (A) true and materially complete copies of all Government Contracts including all modifications, purchase orders, and delivery orders issued under such Government Contracts; (B) true and complete copies of all teaming agreements and joint venture agreements entered into for the purposes of pursuing a Government Contract or Government Bid, and (C) true and complete copies of all audit reports issued to Company by a Governmental Body or other counterparty to a Government Contract in the past three (3) years. No Government Contract or Government Bid is currently the subject of, or is reasonably likely to become the subject of any bid or award protest proceedings or stop work order, and no counterparty to any Government Contract has demonstrated an intention to make a material modification, reduce future expenditures, or refrain from exercising any options thereunder.
(b)    Except as described on Schedule 2.21(b) to the Company Disclosure Schedule, with respect to each Government Contract and each Government Bid: (i) the Company has complied with all terms and conditions thereof (including those incorporated by reference); (ii) the Company has complied with all applicable Laws pertaining thereto; (iii) all representations, certifications, cost or pricing data (as defined in FAR 2.101), and warranties submitted with such Government Contract or Government Bid, were current, accurate, and complete as of their effective date, and the Company has complied with all such representations, certifications, and warranties; (iv) no Governmental Body, prime contractor, subcontractor or any other Person has notified the Company or its Representatives of an actual or alleged breach or violation of any requirement, obligation, contract term, or applicable Law pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice, show cause notice, notice of cost disallowance, payment withholding, or setoff has been received by the Company; and (vi) no negative past performance evaluation or negative determination of responsibility has been received by the Company.
(c)    The Company has, to the extent applicable and required, included all terms of its Government Contracts in its agreements with third parties. To the Company’s Knowledge, none of their prime contractors, subcontractors, joint venture partners, teaming partners, consultants, agents, or Representatives has violated any applicable Law or term or condition in connection with any Government Contract or Government Bid for which the Company could reasonably be expected to have material liability.
(d)    No costs incurred by the Company under a Government Contract have been questioned or disallowed as a result of a finding or determination by a Governmental Body, prime contractor, or higher-tier subcontractor, and no Governmental Body, prime contractor, or higher-tier subcontractor has alleged cost or pricing data submitted by the Company to be inaccurate or incomplete or notified the Company of any intent to disallow, withheld or setoff monies due to the Company.
(e)    Except as described on Schedule 2.21(e) to the Company Disclosure Schedule, in the last six (6) years: (i) the Company has received no document requests, subpoenas, search warrants, or civil investigative demands addressed to, or requesting information from, the Company or any of its Representatives with respect to any of the Government Contracts or Government Bids; (ii) neither the Company nor any of its Representatives has been under, nor is there pending or threatened any administrative, civil or criminal investigation or indictment or audit relating to the Government Contracts or Government Bids; (iii) the Company has not made or been required to make any voluntary or mandatory disclosure (including under FAR 52.203-13) to any Governmental Body relating to the Government Contracts or Government Bids; (iv) the Company has not been a party to any administrative or civil litigation relating to the Government Contracts or Government Bids; and (v) the Company has not made any payment to any Person in violation of applicable Laws relating to procurement by a Governmental Body, including those relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.
(f)    Except as described on Schedule 2.21(f) to the Company Disclosure Schedule, with respect to each Government Contract performed in the last six (6) years and each Government Bid: (i) there are no existing or threatened material claims against the Company asserted by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person relating to any Government

Contract; (ii) no outstanding material disputes exist between the Company and any Governmental Body or between the Company and any prime contractor, subcontractor or vendor; and (iii) the Company has not asserted any material claim or initiated any dispute proceedings, directly or indirectly against any Governmental Body, prime contractor, subcontractor or vendor concerning any Government Contract.
(g)    The Company has not used or provided to any third party any Intellectual Property Rights developed under any Government Contract for purposes other than those allowed under such Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Body, and the Company and its Representatives have taken all commercially reasonable steps required by its Government Contracts and applicable Law to assert, protect and support its rights in technical data, computer software, computer software documentation, inventions, and other Intellectual Property Rights so that no more than the minimum rights or licenses required will have been provided to the receiving party. With respect to the Company-Owned IP, the Company has: timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table and included the proper, and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other intellectual property delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Body, prime contractor, or higher-tier subcontractor has challenged, or has any basis for challenging, the markings and rights asserted by the Company.
(h)    Neither the Company nor any of its Representatives, is currently debarred or suspended from doing business with any Governmental Body, or proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Body and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to warrant the institution of debarment or suspension proceedings against the Company or any of its Representatives and, except as described on Schedule 2.21(h) to the Company Disclosure Schedule, within the last six (6) years there has not been, any claim or reasonable basis to give rise to any claim against the Company or its Representatives for fraud or under the United States civil or criminal False Claims Acts, the Procurement Integrity Act, Truthful Cost or Pricing Data Act, Buy American Act, Trade Agreements Act, or other applicable Law.
(i)    Schedule 2.21(i) to the Company Disclosure Schedule sets forth a current, complete, and accurate list of all facility security clearances held by the Company held by its employees (by clearance level and number of employees only). The Company and its employees hold all facility security clearances and personnel security clearances reasonably necessary to perform the Government Contracts in accordance with the Company’s current business practices. All Facility Security Clearances and Personnel Security Clearances held by the Company, or its employees are valid and in full force and effect. The Company is in compliance with all applicable requirements regarding national security and the safeguarding of classified information, including, without limitation, those set forth in 32 C.F.R. Part 117, the National Industrial Security Program Operation Manual, Intelligence Community policies and directives, and any contractual agreements, including, without limitation, the provisions of all applicable DD254s, and including any requirements relating to the provision of notice of this Agreement or the consummation of the transactions contemplated hereby. Since January 1, 2019, and except as described on Schedule 2.21(i) to the Company Disclosure Schedule the Company has not received from a Governmental Body any rating less than “satisfactory,” as a result of a security related audit or inspection. Except as described on Schedule 2.21(i) to the Company Disclosure Schedule, the Company has not received written or to the Knowledge of the Company oral notice of, and there is no proposed or threatened, termination of any facility security clearance or personnel security clearances held by the

Company or its employees. Except as described on Schedule 2.21(i) to the Company Disclosure Schedule, the Company has complied with the applicable data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including those related to the handling of “Covered Defense Information” as required in DFARS 252.204-7012. Since January 1, 2019, the Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Government Contract or Government Bid has been reported to the necessary Governmental Body or higher tier contractor, as required by the terms of the Government Contract, Government Bid, or applicable Law or regulation.
(j)    The Company has not provided covered telecommunications equipment or services to a Governmental Body in the performance of a Government Contract. The Company has not used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.
(k)    Except as set forth on Schedule 2.21(k) to the Company Disclosure Schedule, no Government Contract or Government Bid required the Company to represent that it qualified, or was otherwise dependent upon the Company’s eligibility, as a small business or for any other preferential bidding status, nor was set-aside, reserved, or otherwise limited to an awardee validly qualifying for such status. Except as set forth on Schedule 2.21(k) to the Company Disclosure Schedule, none of the previously expected revenue associated with any Government Contract is expected to be diminished as a result of Company’s loss of small business or other preferential bidding status as a result of the transactions contemplated under this Agreement.
(l)    The Company has not made any assignments of a Government Contract or of any interests in a Government Contract. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.
(m)    Except as set forth on Schedule 2.21(m) to the Company Disclosure Schedule (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include terms that restrict the Company’s ability to bid on or perform work on future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 (“OCI”), (ii) the Company does not reasonably expect that an OCI will arise as a consequence of the consummation of the transactions contemplated hereby, and (iii) the Company is not currently subject to any OCI mitigation plans and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to give rise to asserting an OCI in connection with any Government Contract or Government Bid.
(n)    The Company’s cost accounting system has complied in all material respects with applicable Laws (including the FAR cost principles and Cost Accounting Standards, if and as applicable), and no Governmental Body has deemed in writing such system deficient or non-compliant with the requirements of the FAR cost principles or Cost Accounting Standards, if and as applicable. All direct and indirect costs charged under a Government Contract by the Company were in compliance in all material respects with the FAR cost principles and the Cost Accounting Standards, if and as applicable. The Company currently does not have an open audit relating to its cost accounting system.
(o)    No Government Contract has incurred or currently projects losses, nor will any Government Bid, if accepted or entered into, obligate the Company to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or forecast, losses. No payment has been made by the Company or by a Person acting on the Company’s behalf to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR), which is or was contingent upon the award of any Government Contract.
(p)    The Company has no knowledge of any intentional or reckless behavior by the Company to defraud the government regarding the Company’s material compliance obligations under: (1) DFARS 252.204-7012 or (2) any other similar, material cybersecurity requirement imposed by the DOD to protect any controlled unclassified information or covered defense information that was made available to the Company in connection with any Government Contract or Government Bid underlying the investigation by the United States Department of Justice in connection with Civil Investigative Demand No. 25-771. Notwithstanding anything to the contrary in this Agreement, for purposes of the representations and warranties set forth in this Section 2.21(p), (x) “knowledge” of the Company means the knowledge of the officers of the Company, assuming such knowledge as an individual officer would have as a result of such officer’s reasonably inquiry of the senior management members of the Company that would reasonably be expected to have the best working knowledge about the matter that is the subject of the inquiry and (y) “reckless behavior” means conscious awareness of a substantial and unjustifiable risk that false representations were being made to the government.
2.22    Outbound Investment Security Program. (a) The Company either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”). (b) The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.” (c) The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.
2.23    Full Disclosure. No information furnished by the Company or any of its Representatives to Parent or its Representatives in connection with this Agreement (including the Financial Statements and all information in the Company Disclosure Schedule and the other Exhibits and schedules hereto) or the other Operative Documents, and none of the representations or warranties made by the Company herein or in the Company Disclosure Schedule, the Exhibits or schedules hereto or any Operative Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
In order to induce the Company to enter into and perform this Agreement, Parent and Merger Sub represent and warrant to the Company, as follows.
3.1    Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Texas.
3.2    Authority and Enforceability. Each of Parent and Merger Sub has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivery by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto other than Parent or Merger Sub, this Agreement is the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, and each of the other Operative Documents to which Parent or Merger Sub is (or will be) a party, when executed by Parent or Merger Sub, and assuming the due authorization, execution and delivery by each of the other parties thereto other than Parent or Merger Sub, will be the valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms except to the extent such enforceability is subject to the effect of any applicable Equitable Principles.
3.3    No Approvals; No Conflicts. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent or Merger Sub is (or will be) a party and the consummation by the each of Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) any Law applicable to Parent or Merger Sub, (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person other than as may be required under the HSR Act or other Antitrust Law, or (c) conflict with or result in a breach of or constitute a default under any provision of Parent’s or Merger Sub’s governing documents.
3.4    Non-Reliance. Parent and Merger Sub acknowledge, represent and agree that, except for the representations of the Company expressly set forth in this Agreement or the Ancillary Agreements to which the Company is a party, they have not relied upon the accuracy or completeness of any other express or implied representation, statement or information of any nature made or provided by or on behalf of Company.
ARTICLE IV
COVENANTS
4.1    Covenants of the Company Before Closing. From the execution of this Agreement to the earlier of the Closing or the effective time of termination of this Agreement in accordance with Article VIII, unless Parent shall otherwise agree in writing, the Company shall operate its business consistent with past practice, comply with applicable Law, pay its debts and Taxes when due, pay or perform its other obligations when due, and use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees, consultants, and contractors of the Company, and to preserve the current relationships of the Company with and the goodwill of customers, suppliers, and other Persons with which the Company has significant business relations.
4.2    Access to Information. From the execution of this Agreement to the earlier of the Closing or the effective time of termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause its officers, directors, employees, consultants, and agents to, afford the officers, employees, and agents of Parent reasonable access during normal business hours to the officers, employees, consultants, agents, properties, offices and other facilities, and books and records of the Company and shall furnish Parent with all financial, operating, and other data and information (including Tax Returns, Tax elections, and all other records and workpapers relating to Taxes) as Parent may reasonably request; provided, however, that (A) no Person shall be obligated to provide access to information if such disclosure by such Person is legally or contractually prohibited or would result in the loss of attorney client privilege by such Person; and (B) all information exchanged pursuant to this

Section 4.2, shall be held by the parties as Evaluation Material pursuant to the Confidentiality Agreement, and shall remain subject to the Confidentiality Agreement until the Closing.
4.3    Confidentiality. Except as required to comply with applicable Law, at all times on and after the date hereof, neither the Company nor any of its Representatives shall make any statements to any third party with respect to this Agreement, the existence of this Agreement or the transactions contemplated hereby (except as required to comply with such Person’s obligations pursuant to this Agreement) or disclose to any third party any confidential information of the Company or Parent; provided, however, that this provision shall not apply to disclosures by the Company or Representatives to their legal and financial advisors (provided, that the same are obligated to maintain the confidentiality of the information provided).
4.4    Regulatory Approval.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the transactions contemplated herein as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated herein, and (iv) promptly responding to any inquiry, request for information, documents, or other material or testimony, by a Governmental Body under applicable Antitrust Law.
(b)    The Parties agree to promptly take, and cause their Affiliates to take, all advisable actions and steps to obtain all necessary consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated herein, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or under other Antitrust Laws. Notwithstanding the foregoing or any other provision of this Agreement, however, in no event shall Parent or its Affiliates be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (i) divest, license, dispose of or hold separate, by consent decree, hold separate order, or otherwise, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Affiliates (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Affiliates), (ii) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Affiliates to conduct its business or own its assets, (iii) restrain, prohibit or limit the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of the business or assets of Parent, the Company or any of their respective Affiliates in any part of the world, (iv) cause Parent or any of its Affiliates to divest any shares of the Company, (v) impose limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of, any shares of capital stock of the Company, including the right to vote any shares of capital stock of the Company acquired or owned by Parent or any of its Affiliates on all matters properly presented to the shareholders of the Company, (vi) terminate or modify existing relationships, contractual rights or obligations of Parent, the Company (or any of their respective Affiliates) or create any relationship, contractual rights or obligations of Parent, the Company (or any of their respective Affiliates), or (vii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated herein or the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted (each of the foregoing clauses “(i)” through “(vii)”, a “Burdensome Condition”).
(c)    Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to), to the extent not prohibited by applicable Law, use its commercially reasonable efforts to (A) promptly keep each other informed regarding the progress and status of all submissions made to any Governmental Body with respect to the transactions contemplated by this Agreement, (B) promptly provide each other with copies of any material or substantive written communications. and material details of any oral communications with, any Governmental Body regarding the transactions contemplated by this Agreement, (C) give each other prior notice of any in person meeting or video conference and, to the extent practicable, any material or substantive oral communication, with representatives of any Governmental Body, regarding the transactions contemplated by this Agreement, (D) to the extent practicable, give each other the opportunity to consult in advance of, and consider in good faith the views of the other party in connection with, any such meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted to any such Governmental Body, (E) give each other the opportunity to attend or participate (unless prohibited by such Governmental Body) in any such meeting or communication, and (F) provide notice of any material or substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Body with respect to any submission or otherwise with respect to the transactions contemplated by this Agreement. Materials that one party provides to the other pursuant to the paragraph may be redacted as necessary (1) to comply with contractual arrangements, (2) to protect legal privilege, or (3) to remove references concerning the valuation of the Parties. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.4 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding anything herein to the contrary, Parent shall have the right to take the lead in, and set the overall strategy for coordinating with Governmental Bodies in connection with this Agreement, obtaining all consents of Governmental Bodies that are necessary, appropriate or desirable to consummate the Merger pursuant to the Antitrust Laws and resolving any claim by any Governmental Bodies under any Antitrust Law.
4.5    Tax Matters.
(a)    Transfer Taxes. The Shareholders shall be liable for and shall hold Parent and its Affiliates harmless against any Transfer Taxes. The Shareholder Representative will, at the Shareholders’ expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Shareholder Representative shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid.

(b)    Cooperation. Each of Parent, the Shareholder Representative, the Shareholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns of the Company and any Claim with respect to Taxes of the Company. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods plus 90 days, and to abide by all record retention agreements entered into with any taxing authority, and (ii) use commercially reasonable efforts to give the other party reasonable written notice before destroying or discarding any such books and records and, if the other party so requests, Parent and the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Company after the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Parent’s general policy on records retention. The Shareholder Representative shall use reasonable best efforts to obtain any information necessary for Parent to determine the limitations, if any, under Sections 382 and 383 of the Code on the net operating loss carryforwards and tax credits of the Company in existence as of the Closing Date.
(c)    Pre-Closing Tax Returns.
(i)    The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, with the relevant Governmental Body, all Tax Returns required to be filed by the Company on or before the Closing Date, and the Company shall timely remit or cause to be timely remitted any Taxes due in respect of such Tax Returns. Except to the extent inconsistent with applicable Laws, all such Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company. The Company will deliver to Parent drafts of any such Tax Returns (with copies of any relevant schedules, work papers, and other documentation then available) as soon as practicable prior to filing such Tax Return and will reflect all reasonable comments to such Tax Return timely submitted by Parent.
(ii)    Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company with respect to any Pre-Closing Tax Period required to be filed by the Company after the Closing Date (the “Buyer Prepared Tax Returns”). All Buyer Prepared Tax Returns for taxable periods that end on or before the Closing Date shall be prepared and filed in a manner consistent with past practice, except (x) as otherwise required by applicable Law as determined by Parent in its reasonable discretion, or (y) to the extent any deviation from such past practices would not reasonably be expected to give rise to a claim for indemnification of Taxes by the Indemnified Parties pursuant to this Agreement. If any such Buyer Prepared Tax Return reports a material Liability for Taxes for which indemnification by the Shareholders could be required hereunder, Parent will deliver to the Shareholder Representative as soon as practicable before the due date for such Buyer Prepared Tax Return a copy of such Tax Return; provided, however, that any failure to so submit a Buyer Prepared Tax Return shall not relieve the Shareholders of any liability for Pre-Closing Taxes with respect to such Buyer Prepared Tax Return (except and only to the extent that the Shareholder Representative demonstrates that the Shareholders have been materially prejudiced by such failure). Parent will consider in good faith any comments to such Tax Returns timely submitted by the Shareholder Representative.

(iii)    To the extent any Pre-Closing Taxes (other than any such Taxes included as Debt in the determination of the Merger Consideration) are shown on any Buyer Prepared Tax Returns first required to be filed after the Closing Date, Parent shall be entitled to reimbursement from the Escrow Funds no later than two (2) Business Days prior to the due date of such payment by the Company of such Pre-Closing Taxes for (A) such Pre-Closing Taxes and (B) any reasonable out-of-pocket costs incurred by the Indemnified Parties in connection with the preparation and filing of such Tax Returns.
(d)    Tax Contests.
(i)    Parent shall promptly notify the Shareholder Representative of any Tax Contest; provided, however, that any failure by Parent to provide any notice under this Section 4.5(d) to the Shareholder Representative shall not relieve the Indemnifying Parties of any obligation or liability to the Indemnified Parties, except and only to the extent that the Shareholder Representative demonstrates that the Indemnifying Parties have been materially prejudiced by such failure by Parent to timely provide such notice to the Shareholder Representative.
(ii)    Parent shall control all proceedings with respect to any Tax Contest; provided, that with respect to so much of such Tax Contest that relates solely to a taxable period that ends on or before the Closing Date, Parent shall seek and consider (but shall have no obligation to accept) the Shareholder Representative’s comments as to how to defend, settle or compromise any such Tax Contest (or portion thereof) for which the Shareholder Representative has delivered written confirmation to Parent acknowledging that the Indemnifying Parties are liable for all Taxes underlying such Tax Contest (or portion thereof). For the avoidance of doubt, Parent shall control all other Tax Contests in its sole discretion.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict or overlap between this Section 4.5(d) and Section 7.3, this Section 4.5(d) shall control.
4.6    Shareholder Notice. Promptly following receipt of the Requisite Approval, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Shareholders, pursuant to the applicable provisions of the Texas Corporation Law and the Company’s organizational documents (the “Shareholder Notice”), to all Shareholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Shareholders and that appraisal rights are available for their Common Stock pursuant to the Texas Corporation Law, and the Company shall provide drafts thereof to Parent, shall give Parent reasonable time to review and comment thereon, and shall include any reasonable comments made by Parent in the Shareholder Notice.
4.7    [Reserved].
4.8    D&O and E&O Insurance. Prior to the Closing, the Company shall have purchased (a) a “tail” directors’ and officers’ liability insurance policy for those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Tail Policy”), and (b) an extended reporting period endorsement under the Company’s existing errors and omissions insurance policy in effect on the date of this Agreement (the “E&O Tail Policy”, and together with the D&O Tail Policy, the “Tail Policies”). The Company and Parent shall be equally responsible for the cost of the Tail Policies and such amount shall be deemed a Transaction Cost. The D&O Tail Policy purchased by the Company shall provide coverage for six (6) years and the E&O Tail Policy shall provide coverage for three (3) years, in each case, from and after the Closing Date with respect to acts or omissions occurring at or prior to the Closing. The Tail Policies shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the policies in effect on the date of this Agreement and be reasonably acceptable to Parent. For the period of six (6) years and three (3) years from and after the Closing Date for the D&O Tail Policy and the E&O Tail Policy, respectively, the Company shall not cancel or amend the Tail Policies.
4.9    Retention Plan. As soon as reasonably practicable following the Closing, Parent shall establish a retention plan (the “Retention Plan”) pursuant to which awards of cash or equity, in Parent’s sole discretion, will be awarded to certain employees of the Surviving Corporation (the “Retention Bonus Employees”) to be mutually agreed by Parent and the Shareholder Representative. Each retention award shall be evidenced by, and subject to the terms and conditions of, an individual retention bonus agreement prepared by the Parent (each a “Retention Bonus Agreement”), and the payment of such retention award to a Retention Bonus Employee shall be subject to the execution of a Retention Bonus Agreement by such Retention Bonus Employee.
4.10    Lease Guaranties. As soon as reasonably practicable following the Closing, Parent shall use commercially reasonable efforts to secure a release of the personal guaranties of the Leases; provided, however, that the Shareholder Representative shall be responsible for paying any expense or fee charged by the landlord in connection with obtaining such releases; provided, however, that Parent shall indemnify, defend, and hold such guarantors harmless from any Damages which the guarantors may suffer arising from the guaranties resulting from the actions of, or failure to act by, the Company after the Closing Date, and not resulting from the failure to obtain a required consent to the Merger from such Landlord.
ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB TO THE CLOSING
The obligations of Parent and Merger Sub to perform and observer the covenants, agreements, and conditions hereof to be performed and observed by Parent and Merger Sub at or before the Closing shall be subject to the satisfaction (or waiver by Parent) of the following conditions:
5.1    Material Adverse Effect. Since the date of this Agreement and through the Closing, the Company has not experienced a Material Adverse Effect or an event or circumstance that may result in or cause a Material Adverse Effect.
5.2    Governmental Approvals and Consents. Evidence reasonable satisfactory to Parent that transfers of permits or licenses and all approvals of or notices to any Governmental Body the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby shall have been obtained.
5.3    Compliance with Laws. The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all Laws and regulations to which Parent, Merger Sub, the Company, and any Shareholder is subject.
5.4    Regulatory Approvals. (i) No Governmental Body of competent jurisdiction shall have commenced or threatened to commence any inquiry, investigation or Claim under applicable Antitrust Law regarding any transaction contemplated by this Agreement that remains in effect, (ii) all applicable waiting periods (and any extensions thereof) under the HSR Act, and any commitment(s) by Parent not to close before a certain date under a timing agreement entered into with a Governmental Body, shall have expired or otherwise been terminated without the imposition of Burdensome Condition, and (iii) no Law, temporary restraining order, preliminary or permanent injunction, or other order of any court of competent jurisdiction or administrative agency shall be in effect that (A) enjoins, restrains, or prohibits consummation of the transactions contemplated by this Agreement or any other Operative Document, or (B) imposes or seeks to impose a Burdensome Condition.
5.5    Company Deliverables. Parent shall have received from the Company the following duly executed agreements and documents, each of which shall be in full force and effect and in form and substance reasonable to Parent.
(a)    Certificate of Merger. Parent shall have received the Certificate of Merger, duly executed by the Company.
(b)    Secretary’s Certificate. A certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance satisfactory to Parent certifying (i) as to the terms and effectiveness of the Company’s governing documents, (ii) as to the valid adoption of resolutions of the Board (whereby the transactions contemplated hereunder were unanimously approved by the Board) and (iii) that the Shareholders constituting the Requisite Approval have approved this Agreement and the consummation of the transactions contemplated hereby.
(c)    Good Standing Certificates. Certificates of appropriate Government Officials in each jurisdiction in which the Company is required to qualify to do business as to the due qualification and good standing (including Tax) of the Company in each such jurisdiction.
(d)    Shareholder Consent; Dissenting Shares. An executed copy of the Written Consent evidencing the Requisite Approval. Dissenting Shares shall represent less than 10% of the outstanding capital stock of the Company (determined on an as-converted basis).
(e)    [Reserved].
(f)    Contribution Agreements. Duly and validly executed Contribution Agreements from each of the Exchanging Shareholders.
(g)    Restrictive Covenant Agreements. Duly and validly executed Restrictive Covenant Agreements from each of the Restrictive Covenant Agreement Parties.
(h)    Joinder Agreements. Duly and validly executed Joinder Agreements from each of the Shareholders set forth on Schedule I.
(i)    Estimated Closing Certificate and Closing Consideration Spreadsheet. The Estimated Closing Certificate, in accordance with Section 1.8 and the Closing Consideration Spreadsheet, in accordance with Section 1.6(c).
(j)    Resignation of Directors and Officers. The written resignation of each director and officer of the Company (in their capacities as such) to be effective as of the Closing Date.
(k)    Third Party Consents. Evidence satisfactory to Parent of the consent of each party to the Contracts listed on Exhibit C (the “Required Consents”) in connection with the transactions contemplated by this Agreement;

(l)    Terminations and Amendments. Evidence satisfactory to Parent of the termination or amendment of, as applicable, each of the Contracts listed on Exhibit D (the “Required Contracts”) at Closing without further action of any Person;
(m)    Payoff Letters. Payoff letters in customary form satisfactory to Parent (specifying effectiveness upon receipt of payment and providing releases satisfactory to Parent) (each a “Payoff Letter”) with respect to all payments relating to any Debt and Transaction Costs of the Company in amounts not greater than the amounts set forth in the Estimated Closing Certificate shall have been executed by each of the Persons to whom such amounts are owed as of the Closing; and
(n)    Forms W-9. An IRS Form W-9 or appropriate IRS Form W-8, as applicable, from each payee of Transaction Costs and Debt and Closing payments pursuant to Section 1.6(e)(iii).
(o)    FIRPTA Documents. A properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.
(p)    Escrow Agreement. A duly executed counterpart to the Escrow Agreement from each of the Shareholder Representative and the Escrow Agent.
(q)    Paying Agent Agreement. A duly executed counterpart to the Paying Agent Agreement from the Paying Agent.
(r)    Tail Policies. Evidence that the Company has purchased and bound the Tail Policies.
(s)    Termination of Employee Benefit Plans. [Reserved]
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY TO THE CLOSING
The obligations of the Company to perform and observer the covenants, agreements, and conditions hereof to be performed by the Company at or before the Closing shall be subject to the satisfaction (or waiver by the Company) of the following conditions.
6.1    Escrow Agreement. A duly executed counterpart to the Escrow Agreement from Parent.
6.2    Contribution Agreements. A duly executed counterpart to each Contribution Agreement from Parent.
6.3    Certificate of Merger. Company shall have received the Certificate of Merger, duly executed by Merger Sub.
6.4    Secretary’s Certificate. A certificate of the Secretary of the Parent, dated as of the Closing Date, in form and substance satisfactory to Company certifying as to the valid adoption of resolutions of the board of directors of the Parent.

6.5    Good Standing Certificate. Certificate of appropriate Government Officials in the jurisdiction of incorporation of the Parent as to the due qualification and good standing (including Tax) of the Parent in such jurisdiction.
6.6    Restrictive Covenant Agreements. Duly and validly executed Restrictive Covenant Agreements for each of the Restrictive Covenant Agreement Parties from Parent.
6.7    Paying Agent Agreement. A duly executed counterpart to the Paying Agent Agreement from Parent.
6.8    Transaction Insurance Policy. Purchaser has obtained the Transaction Insurance Policy.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
7.1    Survival. Except for claims of Fraud and subject to the limitations and other provisions of this Agreement, (a) the representations and warranties contained in this Agreement and (b) the covenants and agreements of any Party set forth in this Agreement, to the extent contemplating or requiring performance by such Party prior to the Closing, in each case, shall survive for a period of 12 months after the Closing. All covenants and agreements of the parties contained in this Agreement that are to be performed after the Closing shall survive the Closing for the period specified therein or until fully performed, or in absence of such period or performance, until the last date permitted by Law. Subject to the last sentence of this Section 7.1, except as specified on Exhibit H with respect to Policy Excluded Matters, the Indemnified Parties’ rights to seek indemnification under this Article VII shall survive until, and shall terminate upon, the date that is 12 months after the Closing. The applicable survival period pursuant to this Section 7.1 is referred to as the “Survival Period.” It is the express intent of the parties that, if an applicable Survival Period as contemplated by this Article VII is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the Survival Period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding the foregoing, any good faith claim for indemnification pursuant to this Article VII in respect of any representation, warranty, covenant, agreement or indemnity that is made prior to the applicable Survival Period as set forth in this Article VII, shall survive until such claim is finally resolved pursuant to this Article VII.
7.2    Indemnification by the Indemnifying Parties. Subject to the other provisions of this Article VII and except as otherwise set forth on Exhibit H, following the Closing, the Indemnifying Parties, jointly and severally, shall indemnify Parent and the Surviving Corporation, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives (each a “Indemnified Party”) in respect of, and hold them harmless against, any Damages suffered or incurred by an Indemnified Party resulting from, arising out of or incident to:
(a)    any inaccuracy in or Breach of any representation or warranty made by the Company in this Agreement; or
(b)    any matter set forth on Exhibit H (the “Policy Excluded Matters”).
7.3    Third Party Claims. If Parent receives written notice of a third-party claim that Parent believes may result in a claim of indemnification against the Indemnifying Parties by or on behalf of a

Indemnified Party, Parent will notify the Shareholder Representative of such third-party claim; provided, however, that the failure to so notify the Shareholder Representative shall not affect the Indemnified Parties’ right to indemnification unless the Indemnifying Parties are materially prejudiced thereby. Parent will provide the Shareholder Representative the opportunity to participate at the Shareholder Representative’s own cost in, but not direct or conduct, the defense of any such third party claim; provided, however, that the Shareholder Representative will not be provided an opportunity to participate in any such third-party claim to the extent that Parent reasonably determines that such participation would result in the loss of (a) any attorney-client privilege or right under the work-product doctrine of Parent or any Indemnified Party, or (b) coverage under the Transaction Insurance Policy, in each case in respect of such claim. The Shareholder Representative’s participation will be subject to Parent’s right to control such defense. Parent will have the right in its sole discretion to settle any such claim, but if the settlement is without the consent of the Shareholder Representative, the settlement will not be determinative of the amount of Damages relating to such matter. If the Shareholder Representative consents to any such settlement, then neither the Shareholder Representative nor any Indemnifying Party will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement. The Shareholder Representative will be deemed to have been given consent to a settlement if the Shareholder Representative has not objected within twenty (20) days after a written request for consent to such settlement by Parent. Notwithstanding any other provision of this Agreement, any costs and expenses of investigation or defense, including court costs and reasonable attorneys’ fees, incurred or suffered by the Indemnified Party in connection with any third-party claim alleging matters that would constitute the failure of a representation or a Breach of warranty to be true and correct or be the basis of a claim for any other matter specified in Section 7.2(a), whether or not it is ultimately determined that there was such a failure to be true and correct or basis for a claim, will constitute Damages subject to indemnification under Section 7.2(a). Notwithstanding anything in this Section 7.3 to the contrary, in the event of a conflict between this Section 7.3 and Exhibit H, Exhibit H shall control with respect to Policy Excluded Matters.
7.4    Procedure for Indemnification.
(a)    An Indemnified Party shall give written notice (a “Claim Notice”) of any Indemnification Claim to the Shareholder Representative, reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (excluding any Tax Contest, a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to resolve such Indemnification Claim is materially and adversely affected thereby.
(b)    Unless the Shareholder Representative contests the Indemnification Claim in writing delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnifying Parties shall, subject to the other terms of this Article VII, pay to the Indemnified Party the amount of Damages related to such Indemnification Claim or the uncontested portion thereof. Any disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by Parent and the Shareholder Representative, or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim.

(c)    The Indemnified Party shall have the right to control the defense and handling, and settle or compromise, of any Third Party Claim at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall, at the request of the Indemnified Party, participate in any such defense or handling; and provided further that neither the existence nor the amount of any settlement or compromise entered into without the consent of the Indemnifying Party or the Shareholder Representative (which consent shall not, in either case, be unreasonably conditioned, withheld or delayed) shall be finally determinative of (i) whether such settlement or compromise or any other Damages attributable to such Third Party Claim constitute indemnifiable Damages hereunder, nor (ii) the amount of any Damages that the Indemnified Party is entitled to recover from the Indemnifying Party with respect to such Third Party Claim; provided, further, however, that if the Indemnifying Party or the Shareholder Representative has consented to any such settlement or compromise, neither the Shareholder Representative nor any Indemnifying Party shall have the right to object to such Third Party Claim to the extent of the amount of such settlement or compromise.
7.5    Limitations.
(a)    The Indemnified Parties may not recover any indemnifiable Damage from the Indemnity Escrow Fund in respect of, and the Indemnifying Parties shall not be liable for any claim for indemnification pursuant to, Section 7.2(a) unless and until Damages indemnifiable pursuant to Section 7.2(a) have been incurred or properly accrued in an aggregate amount greater than $412,500 (the “Basket,” such amount being equal to fifty percent (50%) of the retention under the Transaction Insurance Policy) (at which point the Indemnified Parties shall be entitled to indemnification only to the extent such Damages exceed the Basket).
(b)    The maximum aggregate amount of indemnifiable Damages that the Indemnifying Parties shall be liable for, or that the Indemnified Parties shall be entitled to recover, pursuant to Section 7.2(a), shall be $412,500 (the “General Rep Cap”, such amount being equal to fifty percent (50%) of the retention under the Transaction Insurance Policy) (it being agreed that such any Damages shall be satisfied exclusively by recovery against the Indemnity Escrow Fund).
(c)    Neither the Basket nor the General Rep Cap shall apply to any indemnifiable Damage in respect of any claim for indemnification arising from Section 7.2(b) or for a claim of Fraud by the Company; provided, however, that the maximum aggregate amount of indemnifiable Damages that an individual Indemnifying Party shall be liable for arising from Section 7.2(b) or for a claim of Fraud by the Company shall not exceed the aggregate Merger Consideration, except as otherwise explicitly set forth on Exhibit H with respect to indemnification arising from Section 7.2(b) (the “Indemnification Cap”).
(d)    For the avoidance of doubt, nothing in the foregoing shall limit the ability of an Indemnified Party to recover for claims of Fraud with respect to the Person who committed such Fraud, and none of the Basket, the General Rep Cap, or the Indemnification Cap shall apply to claims of Fraud against such Person.
(e)    Except for claims of Fraud, Section 9.11, and with respect to the Transaction Insurance Policy, this Article VII shall be the exclusive means for any Indemnified Party to collect any Damages under this Agreement or otherwise and under any theory of Liability. Notwithstanding anything to the contrary in this Agreement, Parent, on behalf of itself and each other Indemnified Party, acknowledges and agrees that, except in the case of Fraud and Section 9.11, the sole and exclusive remedy of any Indemnified Party for any claim related to or arising under Section 7.2(a), shall be to recover from the Indemnity Escrow Fund and to make a claim against the Transaction Insurance Policy.

Parent, on behalf of itself and each other Indemnified Party, further acknowledges and agrees that the provisions of this Section 7.5(e) shall apply regardless of whether (i) Parent obtains at or following Closing, or maintains following Closing, the Transaction Insurance Policy, (ii) the Transaction Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (iii) any Indemnified Party makes a claim under the Transaction Insurance Policy and such claim is denied by the insurer thereof.
7.6    Certain Additional Indemnification Matters.
(a)    Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.
(b)    In connection with any exercise by an Indemnified Party of its rights hereunder, Parent shall be entitled to make all claims through and deal exclusively with the Shareholder Representative.
(c)    The Indemnifying Parties shall not have the right to seek indemnification or contribution from the Surviving Corporation or any Indemnified Party with respect to all or any part of the Indemnifying Parties’ indemnification obligations under this Article VII.
(d)    Notwithstanding anything to the contrary contained in this Agreement, “material,” “Material Adverse Effect” or similar materiality-type qualifications contained in the representations and warranties set forth in this Agreement or any defined term used therein will be ignored and not given any effect for purposes of the indemnification provisions hereof, including for purposes of determining whether or not a Breach of a representation or warranty has occurred and determining the amount of Damages.
7.7    Character of Indemnity Payments. All amounts paid pursuant to this Section 7.7 shall be treated as adjustments to the Merger Consideration for Tax purposes, to the extent permissible under applicable Law.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated at any time before the Closing:
(a)    by the written consent of Parent and the Company;
(b)    by Parent or the Company if the Closing has not occurred on or before the date that is one month after the date of this Agreement; provided, however, that if Parent is then in Breach of or default under this Agreement, Parent may not terminate this Agreement pursuant to this Section 8.1(b) and if the Company is then in Breach of or default under this Agreement, the Company may not terminate this Agreement pursuant to this Section 8.1(b);
(c)    by either the Company or Parent in the event that any Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(d)    by Parent, if Parent concludes that satisfaction of any of the conditions in Article V is or becomes impossible to satisfy (other than solely as a result of any Breach or default under this Agreement by Parent) and Parent has not waived such condition; or
(e)    by Parent if the Written Consent has not been delivered to Parent within 24 hours of the execution of this Agreement.
8.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall promptly be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto. Notwithstanding the foregoing, this Section 8.2 and Article IX shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any breach of this Agreement occurring before such termination.
ARTICLE IX
GENERAL
9.1    Expenses. Except as otherwise set forth herein, each party shall pay its own fees, costs and expenses incident to the negotiation, preparation and execution of this Agreement, the other Operative Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, notwithstanding the foregoing, Parent shall bear 100% of the cost of the HSR Act filing fees described in the first sentence of Section 4.4(b).
9.2    Notices. Any notice, request or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, email or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which email is sent or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notice given to the Shareholder Representative shall constitute notice given to each Shareholder.
TO PARENT OR MERGER SUB (AND AFTER THE CLOSING, THE SURVIVING CORPORATION):
HawkEye 360, Inc.
450 Springpark Place
Suite 500
Herndon, VA 20170
Attention: John Serafini, Chief Executive Officer
Michael Turner, Chief Legal Officer
Email: [***]

With a copy (which shall not constitute notice) to:
Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attention: Andy Lustig
Aaron Binstock
Email:     [***]
TO THE COMPANY (BEFORE THE CLOSING):
Innovative Signal Analysis, Inc.
3301 East Renner Road
Suite 200
Richardson, TX 75082
Attention: Stacy Kniffen, President
Email: [***]
TO THE SHAREHOLDER REPRESENTATIVE:
David L. Stevens
5964 King William Dr.
Plano, TX 75093
Email: [***]
With a copy (which shall not constitute notice) to:
Ferguson Braswell Fraser Kubasta PC
2500 Dallas Parkway, Suite 600
Plano, Texas 75093
Attn: Alex Parker
Email: [***]
9.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.
9.4    Entire Agreement. This Agreement (including the Company Disclosure Schedule and all other Exhibits and schedules), the other Operative Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
9.5    Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign this Agreement and the rights and obligations hereunder (i) in connection with collateral assignments for the benefit of lenders, or (ii) to one or more Buyer Entities. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.
9.6    Parties in Interest. This Agreement shall be binding on and inure solely to the benefit of the parties, the Indemnified Parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; provided, however, solely to the extent required by Texas Corporation Law, matters relating to Sections 1.1, 1.3, 1.4, and 1.6 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Operative Documents, the transactions contemplated hereby and thereby, or the actions of such parties in the negotiation, administration, performance, and enforcement hereof and thereof.
9.8    Incorporation of Recitals. This Agreement shall be deemed to have incorporated by reference the introductory paragraph and all the Recitals set forth in the introductory portion of this Agreement to the same extent as if such introductory paragraph and Recitals were fully set forth in this Agreement. Each reference herein to “this Agreement” shall be construed to include the introductory paragraph and each such Recital.
9.9    Construction
(a)    The words “hereof”, “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(c)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(d)    Any terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein.

(e)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(f)    Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits”, or “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All capitalized terms used in any Exhibit or Schedule but not otherwise defined therein will have the respective meaning given to such terms in this Agreement.
(g)    References to “$” or “dollars” will be references to U.S. Dollars, and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees, and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal (or, if not reported thereby, another authoritative source reasonably determined by the Company) on the day immediately preceding the date on which such amount, cost, fee, or expense is paid or to be paid pursuant to the terms hereof, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.
(h)    “Writing”, “written” or comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form.
(i)    References to any statute or other legal requirement shall be deemed to refer to such legal requirement, as amended from time to time and to any rules, regulations, or interpretations promulgated thereunder. With respect to a Person, references to “law”, “laws”, “applicable law”, or to a particular statute or law shall be deemed also to include any and all legal requirement binding upon or applicable to such Person.
(j)    When a reference is made to the “Company” in this Agreement (including the Company Disclosure Schedule and all other Exhibits and schedules) or the other Operative Documents, such reference shall, to the extent applicable, also refer to any predecessor entities of the Company.
(k)    References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof, provided, that with respect to any Contract listed on any schedules hereto (including the Company Disclosure Schedule), all such amendments, modifications, or supplements must also be listed in the appropriate schedule.
(l)    The word “or” is not exclusive.
(m)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(n)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(o)    The phrases “provided to”, “made available”, “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct, and complete electronic copy of the information or material referred to shall have been: (1) with respect to materials or information of the Company and the Company’s Subsidiaries, (A) accessible for a continuous period of at least forty-eight (48) hours immediately prior to the date of this Agreement in the virtual data room hosted by “Datasite” in connection with the Merger to which the Parent and at least one of its designated representatives have unrestricted access and notification rights during such period or (B) were provided to Purchaser for review and inspection at the offices of the Company; and (2) with respect to materials or information of any other Person, sent via email to the applicable other Person or one of its representatives at least forty-eight (48) hours immediately prior to the date of this Agreement.
(p)    All references herein to any period of days will mean the number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken hereunder, the date that is the reference date in calculating such period will be excluded. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until or taken or given on the next Business Day. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
9.10    Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
9.11    Specific Performance. Each of the Company and the Shareholder Representative acknowledges and agrees that Parent would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached. Accordingly, each such party agrees that Parent shall be entitled to an injunction to prevent any Breach of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at Law or in equity, in each case without proof of actual damages or the need to post a bond in connection therewith.
9.12    Amendment. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Parent, the Company and either (a) the Shareholder Representative or (b) a majority in interest of the Indemnifying Parties, calculated in reference to each Indemnifying Party’s Pro Rata Share.
9.13    Waiver. Parent may (a) extend the time for the performance of any obligation of the Company, the Shareholder Representative or any Shareholder under this Agreement or any other Operative Document, (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VII), or (c) waive compliance by the Company, the Shareholder Representative or any Shareholder with any agreement or condition contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VII). The Shareholder Representative (and, before the Closing, the Company) may (i) extend the time for the performance of any obligation of Parent under this Agreement or any other Operative Document, (ii) waive any inaccuracy in the representations and warranties of Parent contained in this Agreement or any other Operative Document, or (iii) waive compliance by Parent with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.13 shall be valid only if set forth in an instrument in writing signed by Parent or the Shareholder Representative (or, before the Closing, the Company), as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Shareholder Representative (or, before the Closing, the Company) shall be binding on the Company, the Shareholder Representative and each Shareholder.
[Signature Pages Follow]

In Witness Whereof, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

PARENT:
HawkEye 360, Inc.

By:	/s/ John Serafini
Name:	John Serafini
Its:	Chief Executive Officer

MERGER SUB:
Forestal Merger Sub, Inc.

By:	/s/ Todd Probert
Name:	Todd Probert
Its:	President

COMPANY:
Innovative Signal Analysis, Inc.

By:	/s/ Stacy Kniffen
Name:	Stacy Kniffen
Its:	President

SHAREHOLDER REPRESENTATIVE:

By:	/s/ David Stevens
Name:	David Stevens
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A
Definitions
“401(k) Plan” has the meaning set forth in Section 5.5(p)
“ACA” has the meaning set forth in Section 2.10(g).
“Accounting Firm” means a nationally recognized accounting firm jointly selected by the Parties in good faith.
“Accounting Principles” means GAAP as applied by the Company in the preparation of its 2024 Audited Financials, except for the accounting policies described on Annex B or reflected in the accounting methods, policies, principles, practices and procedures used in preparing the Estimated Net Working Capital, with consistent classifications, judgments and estimation methodology, and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.
“Adjustment Dispute Notice” has the meaning set forth in Section 1.8(d).
“Adjustment Escrow Amount” means $2,500,000.00.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.
“Affiliated Group” means any affiliated, consolidated, combined, unitary or similar Tax group, including any arrangement for group or consortium relief or similar arrangement.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Ancillary Agreements” means all of the agreements, documents, instruments, and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transactions.
“Annual Financial Statements” has the meaning set forth in Section 2.5(a).
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Antitrust Laws” means any antitrust, competition or trade regulation Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act as well as Section 857 of the National Defense Authorization Act for Fiscal Year 2024 (“NDAA”).
“Basket” has the meaning set forth in Section 7.5(a).
“Board” has the meaning set forth in the recitals.
ANNEX A - DEFINITIONS

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision.
“Burdensome Condition” has the meaning set forth in Section 4.4(b).
“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which the Federal Reserve Bank of New York is closed in observance of a holiday.
“Buyer Entity” means Parent, an Affiliate of Parent that is not an individual, a successor of Parent or another Person designated by one of the foregoing.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.
“Cash on Hand” means, as of a particular time of determination, the unrestricted cash and cash equivalents of the Company reflected on the general ledger of the Company, that are held in bank accounts owned and controlled by the Company and reduced by the costs (including Taxes) of repatriating any such amounts to the United States.
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Civil Demand” has the meaning set forth on Exhibit H.
[***]
“Civil Demand Rep” means the representations and warranties set forth in Section 2.21(p).
“Claim” means any claim, litigation, demand, cause of action, suit, proceeding, arbitration, charge, complaint, audit, hearing, investigation, inquiry or similar dispute (whether formal or informal, civil, criminal or administrative).
“Classified Disclosure Supplement” means the Company Disclosure Schedule supplement designated as the “Classified Disclosure Supplement” made available by the Company to Parent on the date of this Agreement for review by appropriately cleared Parent personnel in the Company’s Sensitive Compartmented Information Facility, as such term is defined in the Intelligence Community Directive 705 and associated technical specifications promulgated by the Office of the Director of National Intelligence.
“Closing” has the meaning set forth in Section 1.2.
“Closing Calculation Time” means the time immediately prior to the Closing (without giving effect to the Closing); provided that for purposes of determining Taxes that are included in or adjust the Merger Consideration, the Closing Calculation Time means 11:59 p.m. Eastern Time on the Closing Date (giving effect to the Closing).
“Closing Consideration Spreadsheet” has the meaning set forth in Section 1.6(c).
ANNEX A - DEFINITIONS

“Closing Date” has the meaning set forth in Section 1.2.
“Closing Merger Consideration” means an amount in cash equal to (a) the Merger Consideration, minus (b) the Escrow Amounts, minus (c) the Holdback Amount, minus (d) the amount of the Expense Fund, minus (e) the Earnout Payment, minus (f) the Deferred Payment Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 2.3(a).
“Common Stock Outstanding” means the number of shares of Common Stock outstanding and held by Shareholders immediately prior to the Effective Time; provided, that, for the avoidance of doubt, Common Stock Outstanding shall exclude the Contributed Shares.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Balance Sheet” has the meaning set forth in Section 2.5(b).
“Company Disclosure Schedule” has the meaning set forth in Article II.
“Company Health Plan” has the meaning set forth in Section 2.10(g).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned), applied for, used or licensed (whether as licensor or licensee) by or under obligation of assignment to the Company.
“Company IP” means all Company Technology and Company Intellectual Property Rights.
“Company IP Agreements” means all Inbound Licenses and Outbound Licenses.
“Company IP Protection Agreements” has the meaning set forth in Section 2.11(f)(i).
“Company IP Registrations” has the meaning set forth in Section 2.11(b)(i).
“Company License” has the meaning set forth in Section 2.14(a).
“Company-Owned IP” means all Company IP owned (or purported to be owned) by the Company.
“Company PIAA” has the meaning set forth in Section 2.11(f)(i).
“Company Technology” means all Technology owned (or purported to be owned), used or licensed (whether as licensor or licensee) by the Company.
“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of July 16, 2020, by and between Parent and the Company, as amended on July 5, 2023 and March 7, 2025.
“Contract” means any contract, agreement, instrument, commitment, permit, or undertaking of any nature, whether oral or written (including any concession, franchise, license, lease, mortgage, indenture or other business arrangement), in each case which is legally binding.
ANNEX A - DEFINITIONS

“Contributed Shares” has the meaning set forth in the recitals.
“Contribution Agreement” has the meaning set forth in the recitals.
“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“Current Assets” means the aggregate current assets of the Company, excluding Cash on Hand, determined in accordance with the Accounting Principles, as modified by Annex B.
“Current Liabilities” means the aggregate current liabilities of the Company, determined in accordance with the Accounting Principles, as modified by Annex B, but excluding (a) Debt and (b) Transaction Costs.
“D&O Tail Policy” has the meaning set forth in Section 4.8.
“Damages” shall mean losses, costs, damages, Taxes and expenses that have been incurred or paid by an Indemnified Party, including (i) reasonable out-of-pocket third party attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, and (ii) [***].
“Data Breach” means (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, theft of, or use of, any IT Systems.
“Debt” means, without duplication, with respect to any Person all obligations (including all principal, interest and sums due on early termination and repayment or redemption, as applicable, calculated to the Closing Date): (a) for borrowed money, including any amounts borrowed by the Company or any of its Subsidiaries under the Paycheck Protection Program or otherwise under the CARES Act, but excluding the balances of Company credit card accounts included current liabilities in the calculation of Net Working Capital, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) for any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) to pay the deferred purchase price of property or services (excluding any Current Liabilities that is included in the calculation of Net Working Capital), (e) under capital leases (excluding the Leases), (f) in the nature of guarantees of the obligations described in the preceding clauses (a) through (e) of any other Person, (g) in respect of futures Contracts, swaps, other financial contract and other similar obligations (determined on a net basis as if such Contract was terminated early on such date), (h) for any Pre-Closing Taxes that are unpaid as of the Closing Calculation Time (which shall include $131,605.22 for personal property taxes, $6,000 for state income taxes, and $15,000 for sales and use taxes), (i) for pension liabilities, retirement indemnities and any other unfunded employee benefit
ANNEX A - DEFINITIONS

scheme, (j) for dividends declared or payable and other amounts owed to any Shareholder or any Affiliate or immediate family member of any Shareholder (including shareholder loans), which remain unpaid as of immediately prior to the Closing, (k) any liability with respect to employee stock option plans or phantom stock units, (l) all unpaid severance or similar obligations (including (x) any matter disclosed in Section 2.6(f) in the Company Disclosure Schedule and (y) the employer portion of any applicable employment, payroll or similar Taxes), (m) any accrued and unused paid vacation, paid time off or similar paid leave, any accrued and unpaid bonuses or commissions, and any other bonuses or commissions that relate to the period prior to the Closing, irrespective of whether accrued (including, each case, the employer portion of any applicable employment, payroll or similar Taxes), (n) deferred revenue and advanced payments from customers for materials or services to be provided, and (o) accrued materials costs net of any offsetting deposits.
“Deferred Interest Payment” has the meaning set forth in Section 1.12.
“Deferred Payment” has the meaning set forth in Section 1.12.
“Deferred Payment Amount” has the meaning set forth in Section 1.12.
“Deferred Payment Date” has the meaning set forth in Section 1.12.
“Deferred Payment Holdback Amount” has the meaning set forth on Exhibit H.
“Dissenting Shares” has the meaning set forth in Section 1.6(d).
“Dollars” or “$” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“E&O Tail Policy” has the meaning set forth in Section 4.8.
“Earnout Determination Date” has the meaning set forth in Section 1.11(d).
“Earnout Notice” has the meaning set forth in Section 1.11(b).
“Earnout Payment” means (a) if the Eligible Revenue is equal to or less than the Minimum Revenue, then $0.00, (b) if the Eligible Revenue is greater than $[***] but less than $[***], then an amount in cash equal to (1) $2.00, multiplied by (2) the amount by which the Eligible Revenue exceeds the Minimum Revenue, and (c) if the Eligible Revenue is greater than or equal to $[***], then $10,000,000.
“Earnout Period” means the calendar year ended December 31, 2026.
“Eligible Revenue” means gross revenue (determined in accordance with the Accounting Principles and net of any discounts, credits or other allowances) that is recognized during the Earnout Period by the Surviving Corporation in respect of products and services sold by the Surviving Corporation during the Earnout Period, but excluding any sales or transfer of the Company’s products, hardware or payloads to Parent following the Closing.
“Employee Benefit Plan” means any retirement, group health, severance, other welfare, change of control, retention, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, bonus, incentive, fringe benefit or other employee benefit or compensatory plan, program, policy,
ANNEX A - DEFINITIONS

practice, agreement, arrangement, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded, (a) sponsored, maintained or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party, (b) covering or benefiting any current or former employee, agent, director or independent contractor of the Company or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company or any ERISA Affiliate has or could have any actual or contingent present or future obligation or Liability.
“Encumbrance” means (a) liens, mortgages, pledges, deeds of trust, security interests, charges, leases, licenses, options, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar Contract, encumbrances and other adverse claims or interests of any kind, and (b) conditional sales Contracts, title retention Contracts or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable U.S. state or federal securities Law.
“Equitable Principles” means any bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.
“ERISA Affiliate” means any Person that, together with the Company is (or was, at the applicable time) considered a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Western Alliance Bank.
“Escrow Agreement” has the meaning set forth in Section 1.7(a).
“Escrow Amounts” means, together, the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Escrow Funds” has the meaning set forth in Section 1.7(a).
“Estimated Cash on Hand” has the meaning set forth in Section 1.8(a)(i).
“Estimated Closing Certificate” has the meaning set forth in Section 1.8(a).
“Estimated Debt” has the meaning set forth in Section 1.8(a)(i).
“Estimated Net Working Capital” has the meaning set forth in Section 1.8(a)(iii).
“Estimated Net Working Capital Deficiency” means the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target.
“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital Target.
“Estimated Transaction Costs” has the meaning set forth in Section 1.8(a)(i).
ANNEX A - DEFINITIONS

“Exchange Documentation” means with respect to each Shareholder (i) a duly executed Letter of Transmittal, (ii) a duly executed Release Agreement, (iii) to the extent applicable, a stock certificate for cancellation, (iv) a properly completed and duly executed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and (v) any other documents that Parent or the Paying Agent may reasonably require.
“Exchanged Amount” has the meaning set forth in the recitals.
“Exchanged Shares” has the meaning set forth in the recitals.
“Exchanging Shareholders” has the meaning set forth in the recitals.
“Expense Fund” has the meaning set forth in Section 1.10(c).
“Expense Fund Account” has the meaning set forth in Section 1.10(c).
“Exploit” or “Exploitation” means to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit.
“Export-Import Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.
“FAR” means the Federal Acquisition Regulation and related agency supplements including but not limited to the Defense Federal Acquisition Regulation Supplement.
“Financial Statements” has the meaning set forth in Section 2.5(a).
“Fraud” means, with respect to a breaching party, that the non-breaching party can demonstrate that (i) such breaching party made a false representation or warranty in this Agreement; (ii) such breaching party knew that such representation or warranty in this Agreement was false; and (iii) such non-breaching party incurred Damages arising from such false representation or warranty; it being agreed that for purposes of determining whether such breaching party had committed Fraud, all the representations and warranties made in this Agreement by the Company are intended to (and are made in order to) induce the Parent to execute this Agreement, and that the Parent’s reliance on the representations and warranties in this Agreement is (and shall be deemed to be) justifiable reliance.
“GAAP” means generally accepted accounting principles in the United States.
“Generative AI Tools” means artificial intelligence technology and tools capable of producing various types of content, including source code, text, images, audio, and synthetic data, based on user-supplied prompts.
“Government Bid” means any quotation, offer, bid or proposal made by the Company that, if accepted, would result in, or lead to a Government Contract. For avoidance of doubt, the term Government Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.
“Government Contract” means any contract, including any prime contract, subcontract, teaming agreement, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase
ANNEX A - DEFINITIONS

agreement, other transaction agreement, purchase order, task order, delivery order, and including all amendments, modifications, and options thereunder, awarded (A) to the Company or any joint venture in which the Company has an interest, by any Governmental Body or by a prime contractor or higher-tier subcontractor to a Governmental Body, or (B) by the Company to a subcontractor at any tier in connection with an agreement in (A).
“Government Official” means any officer or employee of a Governmental Body or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Government Participant” has the meaning set forth in Section 2.11(l).
“Governmental Body” means any (a) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other judicial or political body; (b) public primary, secondary, or higher educational institutions; (c) labor or social security body; or (d) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Healthcare Reform Laws” has the meaning set forth in Section 2.10(g).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Holdback Amount” means an amount in cash equal to (i) at the Closing, $10,000,000, plus (ii) the Deferred Payment Holdback Amount withheld from the Deferred Payment in accordance with Exhibit H, if any.
“Inbound Licenses” means all Contracts pursuant to which the Company has the right to Exploit any Company IP with respect to which the Company does not own all right, title and interest (other than commercially available software products or services under standard end-user object code license or online click-through agreements that are not embedded in or bundled or distributed with the products and services of the Company involving obligations or payments of less than $50,000 per annum).
“Indemnification Claim” means any Claim for indemnification under Article VII.
“Indemnifying Parties” means all Shareholders with respect to any claims being offset against the Adjustment Escrow Amount, the Indemnity Escrow Amount, or the Holdback Amount (including the Deferred Payment Holdback Amount), and means the Shareholders named on Schedule I with respect to any indemnifiable claims that exceed the Escrow Amounts and Holdback Amount and in the event such amounts are not available in accordance with Section 7.5(c).
“Indemnity Escrow Amount” means $412,500.
“Intellectual Property Rights” means all intellectual property and proprietary rights worldwide, in any jurisdiction, whether registered or unregistered, including any and all foreign and domestic trade names, trademarks, service marks, domain names, social media handles, logos, copyrights, design rights, mask works, rights in databases, moral rights, trade secrets, trade dress, know-how, Software, algorithms, inventions, discoveries and discoveries (whether patentable or not), patents and all associated rights and
ANNEX A - DEFINITIONS

all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith, any similar equivalent rights or tangible embodiments of the foregoing and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.
“Interim Financial Statements” has the meaning set forth in Section 2.5(a).
“IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of software, code, communications, data or information used in or necessary for the conduct of the business of the Company at any time, including without limitation, any such systems hosted or operated by a third party for or on behalf of the Company.
“Joinder Agreement” means a joinder substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, a Shareholder will agree: (i) to vote all of its Common Stock, as applicable, in favor of this Agreement and the transactions contemplated hereby, including the Merger, and all other matters required to be approved or adopted in order to effect the Merger and such other transactions, (ii) to be bound by the applicable terms and conditions of this Agreement, (iii) to a release of claims against the Company, (iv) to appoint the Shareholder Representative as such Shareholder’s representative and attorney-in-fact and agent to act for such Shareholder with respect to all matters arising in connection with this Agreement and (v) to waive any dissenters’ or appraisal rights, including but not limited to those pursuant to Section 21.460 of the Texas Corporation Law.
“Knowledge of the Company” means, except as set forth in Section 2.21(p), the knowledge of each Stacy Kniffen, David Stevens, Cory Peichel, and Stephen Hawkins, and which means, with respect to each such individual (a) such individual is actually aware of such fact or matter, or (b) such individual, in connection with the reasonable and diligent discharge of his or her employment role and title with the Company or other responsibilities with respect to the entity in question, should reasonably be expected to have acquired knowledge of such factor or matter.
“Law” means any law, statute, ordinance, code, regulation, rule, other requirement, orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Body.
“Lead Counsel” has the meaning set forth in Exhibit H.
“Leases” has the meaning set forth in Section 2.8(c).
“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit H.
“Liability” or “Liabilities” means any and all debts, liabilities, expenses, Taxes and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, asserted or unasserted, known or unknown, including those arising under any Law and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including with respect to the Company, Transaction Costs and Debt.
“Liquidity Event” means the earliest to occur of (i) Parent IPO, (ii) Parent Sale, or (iii) Parent Financing.
ANNEX A - DEFINITIONS

“Material Adverse Effect” means any change, event, circumstance, or effect that, individually or in the aggregate with other changes, events, circumstances or effects, (a) has had or would reasonably be expected to result in or cause a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general economic conditions in the United States, unless such changes disproportionately affect the Company as compared to other Persons or businesses that operate in the industry in which the Company operates; or (ii) changes in GAAP after the Closing; or (b) could reasonably be expected to materially impair or materially delay the ability of the Company to perform under this Agreement or the other Operative Documents.
“Material Contract” has the meaning set forth in Section 2.12(a).
“Merger” has the meaning set forth in Section 1.1.
“Merger Consideration” an amount in cash equal to (i) $165,000,000, plus (ii) the Cash on Hand as of immediately before the Closing, plus (iii) the Net Working Capital Surplus, if any, plus (iv) the Earnout Payment or portion thereof that is earned in accordance with Section 1.11, if any, minus (v) the Exchanged Amount, minus (vi) the unpaid Transaction Costs of the Company as of the Closing Calculation Time, minus (vii) the amount of any outstanding Debt of the Company as of the Closing Calculation Time, minus (viii) the Net Working Capital Deficiency, if any (in the case of clauses (ii) through (viii), each as set forth on the Estimated Closing Certificate).
“Minimum Revenue” means $[***].
“Net Working Capital” means (i) Current Assets of the Company as of the Closing Calculation Time (excluding any Cash on Hand to the extent included in the calculation of the Merger Consideration) minus (ii) the Current Liabilities of the Company as of the Closing Calculation Time (excluding to the extent included in the calculation of the Merger Consideration, Debt and Transaction Costs), determined on a consolidated basis in accordance with the Accounting Principles. Annex B sets forth an example, for illustrative purposes only, of a calculation of Net Working Capital estimated as of the date set forth therein to demonstrate the Parties’ agreement as to the methodology that shall be used in determining Net Working Capital.
“Net Working Capital Deficiency” means the amount, if any, by which the Net Working Capital, as finally determined pursuant to Section 1.8, is less than the Net Working Capital Target.
“Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital, as finally determined pursuant to Section 1.8, is greater than the Net Working Capital Target.
“Net Working Capital Target” means $[***].
“Notice of Objection” has the meaning set forth in Section 1.11(c).
“OCI” has the meaning set forth in Section 2.21(m).
“OFCCP” has the meaning set forth in Section 2.9(h).
“Offer Letter” has the meaning set forth in the recitals.
ANNEX A - DEFINITIONS

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.
“Open Source Materials” means any Software or content subject to an Open Source License.
“Operative Document” and collectively “Operative Documents” means each of this Agreement and the other agreements and certificates (including the Estimated Closing Certificate) referenced in this Agreement to be executed and delivered on the date hereof or at the Closing.
“Order” or “Orders” means any decree, injunction, judgment, order, ruling, writ, charge, verdict, debarment, assessment or arbitration award of any Governmental Body, arbitrator or arbitral body, whether arising from a Claim or applicable Law, or any binding settlement or mediation agreement.
“Outbound Investment Security Program” has the meaning set forth in Section 2.22.
“Outbound Licenses” means all Contracts to which the Company is a party and pursuant to which any Person is authorized to Exploit any Company IP (other than nondisclosure agreements, licenses granted to service providers solely for the benefit of the Company, or any non-exclusive licenses granted to customers of the Company’s products or services).
“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-65), and any other similar or additional federal, state, local, or foreign Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parent” has the meaning set forth in the first paragraph of this Agreement.
“Parent Credit Facility” has the meaning set forth in Section 1.11(d).
“Parent Financing” means the first issuance and sale by Parent of preferred stock of Parent following the Closing for bona fide capital raising purposes; provided that Parent Financing shall not include (i) the sale of Series E Preferred Stock of Parent in connection with, or following, the Closing, or (ii) the issuance or sale of preferred stock of Parent in connection with an acquisition, strategic partnership, secondary sale, or other transaction the primary purpose of which is not capital raising.
“Parent IPO” means the sale of shares of common stock of Parent to the public in a firm-commitment public offering pursuant to effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100,000,000 of proceeds, net of the underwriting discount and commissions, to Parent.
“Parent Sale” means (i) a transaction or series of related transaction in which a Person, or a group of related Persons, acquires from stockholders of Parent share representing more than 50% of the outstanding voting power of the Company, (ii) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which Parent is a constituent party or a subsidiary of Parent is a
ANNEX A - DEFINITIONS

constituent party and Parent issues shares of capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, or continuance, except any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving Parent or a subsidiary of Parent in which the shares of capital stock of Parent outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority by voting power of the capital stock or other equity interests of the surviving or resulting corporation or entity, or if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity, or (iii) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by Parent or any subsidiary of Parent of all or substantially all of the assets of the Parent and its subsidiaries, taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Parent.
“Parent Series E Preferred Stock” means Parent’s Series E Preferred Stock, $0.0001 par value per share.
“Parties” has the meaning set forth in the first paragraph of this Agreement.
“Paying Agent” has the meaning set forth in Section 1.6(e)(i).
“Paying Agent Agreement” has the meaning set forth in Section 1.6(e)(i).
“Payoff Letter” has the meaning set forth in Section 5.5(m).
“Per Share Closing Merger Consideration” means an amount in cash equal to (i) the Closing Merger Consideration, divided by (ii) the Common Stock Outstanding, rounded down to the nearest whole cent.
“Permitted Encumbrances” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) liens and assessments for (x) current Taxes not yet due and payable or (y) being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, or (c) statutory liens securing indebtedness owed by the Company, which was incurred in the ordinary course of business and is not yet due and payable.
“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.
“Personal Data” means any information or data that either (i) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, household or a particular computing system or device; or (ii) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar term, by any applicable Privacy Requirements.
“Personal Property” has the meaning set forth in Section 2.8(d).
ANNEX A - DEFINITIONS

“Plans” shall mean the Company’s 2008 Equity Incentive Plan and 2018 Equity Incentive Plan, each, as amended from time to time.
“Policy Excluded Matters” has the meaning set forth in Section 7.2(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Taxes” means any and all Taxes (or the non-payment thereof) and claims for Taxes (a) imposed on the Company or for which the Company may otherwise be liable, in each case, that are attributable to any Pre-Closing Tax Period (including, any Taxes relating to deferred revenue accrued, or prepaid amounts received on or before the Closing Date, any Taxes arising as a result of any accounting method changes initiated by the Company prior to the Closing, including any Taxes related to the Company changing from the cash method of Tax accounting to the accrual method of Tax accounting, including pursuant to the transactions contemplated by this Agreement, any Taxes relating to a Pre-Closing Tax Period that are deferred to a taxable period ending after the Closing Date pursuant to Pandemic Response Laws or Sections 451(c) or 481 of the Code (or any similar provision of state, local or non-U.S. Law) and any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to income earned by a Subsidiary in any Pre-Closing Tax Period), (b) of any member of an Affiliated Group of which the Company is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law or regulation), (c) of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, and (d) arising as a result of the transactions contemplated by this Agreement (including any Transfer Taxes and Transaction Payroll Taxes). In the case of any Straddle Period, the amount of any personal property, real property, or other ad valorem Taxes which relate to Pre-Closing Tax Periods imposed on a periodic basis shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period and, in any other case (including, for the avoidance of doubt, the amount of any Taxes based on or measured by income or receipts) the amount of any Taxes for Pre-Closing Tax Periods shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date).
“Privacy Laws” means, in each case as updated from time-to-time: (A) each applicable Law in any applicable jurisdiction concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Data, (ii) incident reporting or Data Breach notification requirements, (iii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including without limitation voice, video, email, phone, text messaging, or otherwise), (iv) artificial intelligence involving the Processing of Personal Data, or (v) consumer protection Laws related to the privacy, security, or protection of Personal Data; and (B) guidance issued by a Governmental Body and recommendations and deliberations of the relevant privacy commissioners and other privacy, Personal Data protection, and data protection authorities that pertain to one of the Laws, rules or standards outlined in clause (A).
ANNEX A - DEFINITIONS

“Privacy Policy” or “Privacy Policies” means each external or internal, past or present, policy, representation, statement, or notice made by the Company, including without limitation, privacy policies published on the Company’s online properties, or otherwise made available by the Company to any Person, relating to the Processing of Sensitive Data.
“Pro Rata Share” means, with respect to each Indemnifying Party, a percentage equal to (i) the number of shares of Common Stock held by such Indemnifying Party immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, multiplied by (iii) 100; provided, however, for purposes of calculating the Pro Rata Share, the Contributed Shares shall be included in clauses (i) and (ii) above.
“Process or Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Laws.
“Real Property” has the meaning set forth in Section 2.8(b).
“Reconciled Cash on Hand” has the meaning set forth in Section 1.8(c).
“Reconciled Debt” has the meaning set forth in Section 1.8(c).
“Reconciled Net Working Capital” has the meaning set forth in Section 1.8(c).
“Reconciled Net Working Capital Deficiency” means the amount, if any, by which the Reconciled Net Working Capital, as finally determined pursuant to Section 1.8, is less than the Net Working Capital Target.
“Reconciled Net Working Capital Surplus” means the amount, if any, by which the Reconciled Net Working Capital, as finally determined pursuant to Section 1.8, is greater than the Net Working Capital Target.
“Reconciled Transaction Costs” has the meaning set forth in Section 1.8(c).
“Reconciliation Statement” has the meaning set forth in Section 1.8(c).
“Registered Company IP” has the meaning set forth in Section 2.11(b)(ii).
“Representatives” means, with respect to any Person, their respective directors, officers, employees, shareholders, Affiliates, financial advisors, attorneys, accountants or other representatives.
“Required Consents” has the meaning set forth in Section 5.5(k).
“Required Contracts” has the meaning set forth in Section 5.5(l).
“Requisite Approval” has the meaning set forth in Section 2.2(b).
“Residual Rights” has the meaning set forth in recitals.
ANNEX A - DEFINITIONS

“Restrictive Covenant Agreement” has the meaning set forth in the recitals.
“Restrictive Covenant Agreement Parties” has the meaning set forth in the recitals.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Sanctions Laws (including Russia, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Export-Import Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the Specially Designated Nationals and Blocked Persons List, administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located or resident in a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Secondary Counsel” has the meaning set forth in Exhibit H.
“Sensitive Data” means all (i) Personal Data and (ii) other proprietary, sensitive, regulated, or confidential information in the Company’s possession, custody or control.
“Sensitive Disclosure Supplement” means the Company Disclosure Schedule supplement designated as the “Sensitive Disclosure Supplement” made available by the Company to Parent on the date of this Agreement on a confidential basis.
“Shareholder” means a holder of Common Stock.
“Software” means any and all computer programs, software source code, object code, development tools, programmer notes, specifications, user interfaces and related “look and feel”.
“Source Code” means the human readable source code for any Software that is part of the Company IP as well as any confidential or proprietary information relating to any Software source code or any of the Company IP.
“Specified Tax Liabilities” means any Liabilities of or with respect to the Company for any Pre-Closing Tax Period relating to failure to withhold applicable federal and state income Taxes with respect to stock grants made by the Company to its employees.
“Standardization Organization” has the meaning set forth in Section 2.11(m).
“Stock Purchase Rights” means rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, convertible notes, simple agreements for future equity (SAFEs) and other rights, understandings, agreements or promises, either direct or indirect, for the purchase, acquisition or transfer from the Company or any other Person of any shares of the capital stock of the Company, or any securities or instruments directly or indirectly convertible into or exercisable or exchangeable for shares of the capital stock of the Company.
ANNEX A - DEFINITIONS

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation nor organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
“Survival Period” has the meaning set forth in Section 7.1.
“Tail Policies” has the meaning set forth in Section 4.8.
“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover Law enacted under state of federal Laws in the United States.
“Tax” or “Taxes” means any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, escheat for unclaimed property, duties and governmental fees or other like assessments or charges of any kind whatsoever, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, indirect capital gains taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, Transfer Taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) above or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns; and (c) liabilities in respect of any items described in clause (a) or clause (b) above payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.
“Tax Contest” means any inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Return of the Company that could reasonably give rise to a claim for indemnification of Taxes by the Indemnified Parties pursuant to this Agreement.
“Tax Return” means any report, return, statement or other written information, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a taxing authority.
“Technology” means all products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, information, specifications, brands, logos, marketing materials, user interfaces, websites, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and
ANNEX A - DEFINITIONS

feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), and other technology.
“Texas Corporation Law” means the Texas Corporation Law of the State of Texas.
“Third Party IP” means any Company IP for which the Company does not own all right, title and interest and which is licensed to the Company under an Inbound License.
“Total Deferred Payments” means the Deferred Payment, plus the accrued Deferred Payment Interest, if any.
“Trade Control Laws” has the meaning set forth in Section 2.14(d).
“Transaction Costs” means, whether or not billed or accrued, without duplication, all unpaid fees, costs and expenses of the Company incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents that remain outstanding at Closing, and the consummation of the transactions contemplated hereby and thereby, including (a) legal and accounting fees and expenses, (b) the maximum amount of financial advisory and investment banker fees and expenses, including success fees and notwithstanding any contingencies for earn-outs, escrows, etc., (c) any change of control bonuses, compensation, severance, accelerated payments or other payments to or in respect of any director, officer employee, consultant, advisor, contractor, Affiliate or other Person (including the employer portion of any employment, payroll or similar Taxes imposed on such amounts), (d) fifty percent (50%) of the costs for the Transaction Insurance Policy, the Paying Agent Agreement, and Tail Policies, and (e) any change of control, consent or similar costs or payments, in each case arising in connection with or resulting from this Agreement, the other Operative Documents, or the consummation of the transactions contemplated hereby or thereby; provided that the full cost of the Tail Policies shall be deemed to be Transaction Costs; provided, however, that Parent shall bear 100% of the cost of the HSR Act filing fees described in the first sentence of Section 4.4(b) and such cost shall be excluded from the definition of Transaction Costs.
“Transaction Insurance Carrier” means Beazley Excess and Surplus Insurance, Inc.
“Transaction Insurance Policy” means a buyer’s-side representations and warranties insurance policy with the Transaction Insurance Carrier to be effective as of the Closing Date. Parent shall ensure that the Transaction Insurance Policy shall include terms to the effect of the following: (a) that the insurer of the Transaction Insurance Policy waives its rights (other than in the case of Fraud) to bring any claim against the Shareholder or any of their respective Affiliates by way of subrogation, claim for contribution or otherwise; (b) Fraud of any Shareholder shall not be imputed to any other Shareholder; (c) the Transaction Insurance Policy shall not be amended, modified or otherwise supplemented in any manner materially adverse to the Shareholders; and (d) each Shareholder is an express third party beneficiary under the Transaction Insurance Policy with respect to the terms described in this sentence.
“Transaction Payroll Taxes” means the employer portion of employment, payroll or similar Taxes incurred in connection any compensatory payments made in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company or any Affiliate of the foregoing, and regardless of when paid or accrued.
“Transactions” means the Merger, the Contributions, and the other transactions contemplated by the Ancillary Agreements.
ANNEX A - DEFINITIONS

“Transfer Taxes” means any transfer, sales, use, documentary, conveyance, value added, excise, stamp, recording, registration, indirect capital gains and any similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.
“Written Consent” means the action by written consent executed by the Shareholders constituting the Requisite Approval that approves and adopts this Agreement, the Merger and the other transactions contemplated hereby in the form attached hereto as Exhibit A.
ANNEX A - DEFINITIONS